   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                          SOCKET COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

        DELAWARE                      3577                     94-3155066
    (State or other            (Primary Standard             (IRS Employer
    jurisdiction of                Industrial            Identification Number)
    incorporation or          Classification Code
     organization)                  Number)

                              37400 Central Court
                            Newark, California 94560
                                 (510) 744-2700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                DAVID W. DUNLAP
                            Chief Financial Officer
                          SOCKET COMMUNICATIONS, INC.
                 37400 Central Court, Newark, California 94560
                                 (510) 744-2700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

        BARRY E. TAYLOR, ESQ.                    THOMAS J. POLETTI, ESQ.
      CHRISTOPHER F. BOYD, ESQ.                  KATHERINE J. BLAIR, ESQ.
       MATTHEW B. SWARTZ, ESQ.                 Freshman, Marantz, Orlanski,
Wilson Sonsini Goodrich & Rosati, P.C.                Cooper & Klein
          650 Page Mill Road               9100 Wilshire Blvd., 8th Floor East
     Palo Alto, California 94304           Beverly Hills, California 90212-3480
            (415) 493-9300                            (310) 273-1870

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                               PROPOSED          PROPOSED
                                                              AMOUNT           MAXIMUM           MAXIMUM          AMOUNT OF
                TITLE OF EACH CLASS OF                        TO BE           PRICE PER          OFFERING       REGISTRATION
              SECURITIES TO BE REGISTERED                   REGISTERED       SECURITY(1)         PRICE(1)            FEE
Common Stock, $0.001 par value (2)(3)..................     2,875,000           $0.69           $1,983,750           --
Underwriter's Warrant (4)..............................         1                5.00               5                --
Common Stock issuable upon exercise of Underwriter's
 Warrant (5)(6)........................................      250,000             0.83            207,500             --
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Totals.................................................         --                --            $2,191,250         $664.02

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.
(2) For the purpose of calculation of the registration fee, the shares of Common Stock registered hereunder (the "Shares") have been assumed to have a proposed maximum offering price per share of $0.69 (the average of the high and low prices reported in the OTC Bulletin Board on February 18, 1997).
(3) Includes 375,000 shares that the Underwriter has the option to purchase to cover over-allotments, if any.
(4) In connection with the Registrant's sale of the Shares, the Registrant is granting to the Underwriter a warrant to purchase 250,000 shares (the "Underwriter's Warrant"). The price to be paid by the Underwriter for the Underwriter's Warrant is $5.00.
(5) For purposes of calculation of the registration fee, each share of Common Stock issuable upon exercise of the Underwriter's Warrant has been assumed to have a proposed maximum offering price of $0.83 (120% of the average of the high and low prices reported in the OTC Bulletin Board on February 18,
    1997).
(6) Such shares are being registered for resale by the Underwriter and its assigns and transferees on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.
                           --------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                             ---------------------

    All of the 2,500,000 shares of Common Stock offered hereby are being sold by Socket Communications, Inc. ("Socket" or the "Company"). The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "SCKT" and on the Pacific Stock Exchange under the symbol "SOK." On February 21, 1997, the last reported sale price of the Common Stock on the OTC Bulletin Board was $0.78. See "Price Range of Common Stock." Application is being made to have the Common Stock listed on the Nasdaq SmallCap Market under the symbol "SCKT."
                            ------------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY
  BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK
    FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT
      SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF
                          COMMON STOCK OFFERED HEREBY.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PRICE        UNDERWRITING
                                                               TO          DISCOUNTS AND     PROCEEDS TO
                                                             PUBLIC       COMMISSIONS (1)    COMPANY (2)
Per Share..............................................         $                $                $
Total (3)..............................................         $                $                $

(1) Does not include additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of 3% of the selling price of each share sold by the Underwriter (including any shares sold pursuant to the Underwriter's exercise of the over-allotment option described in footnote (3)); and (ii) a warrant to purchase up to 250,000
    shares at $    per share, exercisable over a period of four years,
    commencing one year from the date of this Prospectus (the "Underwriter's Warrant"). In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses of the offering payable by the Company, estimated at $460,000, including the Underwriter's non-accountable expense allowance.

(3) The Company has granted the Underwriter an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 375,000 additional shares on the same terms and conditions as set forth above to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be increased to $          , $         and $          ,
    respectively. See "Underwriting."
                            ------------------------

    The Common Stock is offered on a "firm commitment" basis by the Underwriter when, as and if delivered to and accepted by the Underwriter, and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the shares will be made at the offices of H.J. Meyers & Co., Inc., 1895 Mt. Hope Avenue, Rochester, New
York 14620 on or about             , 1997.

                            H.J. MEYERS & CO., INC.

              THE DATE OF THIS PROSPECTUS IS               , 1997

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Quotations relating to the Company's Common Stock appear on the OTC Bulletin Board and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.
                            ------------------------

    Socket, the Socket logo and the names of products offered by Socket are trademarks or registered trademarks of Socket. All other trademarks or service marks appearing in this Prospectus are trademarks or registered trademarks of the respective companies that utilize them.
                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                         NOTICE TO CALIFORNIA INVESTORS

    Each purchaser of shares in California must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1996, and estimated during 1997, of $65,000 or more from all sources; or (ii) a liquid net worth (excluding home, furnishings and automobiles) of $500,000 or more. Each California resident purchasing shares offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. CERTAIN TECHNICAL TERMS USED HEREIN ARE DEFINED IN THE GLOSSARY IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS (IDENTIFIED WITH AN ASTERISK "*") THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Socket Communications, Inc. ("Socket" or the "Company") develops and sells data communications solutions for the mobile computer market. The market for mobile computers has grown rapidly in recent years. Demand for notebook computers has increased as their capabilities have expanded and their size, weight and price have been reduced. Demand for handheld personal computers ("H/PCs"), such as palmtops and personal digital assistants, although slow to materialize initially, is projected to increase as a result of the recent launch of the Microsoft Windows CE operating system and Windows CE-based devices from Casio, Compaq and other electronic appliance manufacturers.* The Yankee Group, an independent market research firm, projects that the installed base of portable computers, including all varieties of H/PCs and notebook computers, will grow from 10.2 million in 1995 to 43.2 million in 2000.*

    The growth in the number of mobile computers has corresponded with a significant increase in the quantity and complexity of information that businesses need to deliver to their mobile workforces. In response to these data delivery requirements, several technologies and approaches have been developed to effectively monitor, collect, deliver and efficiently use vast amounts of relevant data. Such emerging solutions include narrowcasting or "webcasting," the ability to deliver highly customized information to users from multiple data sources; software that enables the automation of sales processes and information exchanges between hundreds or thousands of mobile computer users and central information systems containing enterprise-wide customer databases; Windows CE, the first standard operating system for H/PCs, which is expected to result in a significant increase in the development of third-party applications software for such devices; and the resulting launch of Windows CE-based H/PCs by leading vendors such as Casio and Compaq.*

    Furthermore, in an environment where service responsiveness and cost efficiency are key competitive differentiators, enterprises must have the ability to deliver time sensitive and relevant data to their off-site employees immediately and not wait until such employees can obtain access to a telephone line or other means of wired transmission. For example, financial service firms need to deliver up-to-the minute stock quotes and company news to their brokers, and sales organizations need to transmit promising leads and appointment changes to their field representatives. More generally, the mobile professional needs to receive time-sensitive messages and calendar updates as soon as possible.

    To date, no vendor has been able to provide an effective solution that enables the delivery of sufficient quantities of relevant data on a timely basis to mobile computer users. The paging network is generally superior for such purposes to two-way radio networks (such as Ram, Ardis and CDPD) and to the cellular network because paging provides significantly more extensive coverage, and lower equipment and service costs. Until recently, paging was optimized for, and restricted to, numeric and

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

limited alphanumeric notification. However, the Company believes that data paging has the potential to provide an effective solution to more complex wireless information delivery needs as a result of the recently increased capacity of paging networks, the decreasing costs of data pagers and related services, the growing number of page-enabled applications and the introduction of certain proprietary technologies developed by the Company.*

    Socket's objective is to provide the leading solution to the need to deliver sufficient quantities of relevant data on a timely basis to mobile computer users.* The Company's PageCard Wireless Messaging System ("WMS") is an integrated hardware, software and service offering using the paging network that consists of: (i) the PageCard receiver that connects to a mobile computer through a PC Card interface; (ii) the PageSoft suite of software applications and utilities designed to facilitate the transmission of information from the office to the mobile computer through the PageCard receiver; and (iii) wireless messaging notification and support services. Socket's strategy to achieve its objective of establishing the PageCard WMS as the leading wireless solution by which relevant data is delivered on a timely basis to mobile computer users includes the following key elements: (i) leverage Socket's hardware and software technology to introduce innovative wireless solutions; (ii) leverage emerging industry standards in paging and operating systems; (iii) expand the data paging market by page-enabling enterprise-wide software applications; (iv) establish strategic alliances and business relationships with leading companies in various segments of the communications, software and mobile computer markets; and (v) establish and leverage third-party integrator and distribution channels.

    The Company's product offering also includes serial PC Cards and wired Ethernet PC Cards. The Company was originally incorporated in California in March 1992 and reincorporated in Delaware in June 1995 in connection with its initial public offering. Its headquarters are located at 37400 Central Court, Newark, California 94560 and its telephone number is (510) 744-2700.

                                  RISK FACTORS

    An investment in the Common Stock offered hereby involves a high degree of risk. In addition to the other information presented or referenced herein, the discussion of risk factors on pages 7 to 16 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. The risks associated with an investment in the Company include the following factors:
Future Capital Needs; Independent Auditors' Report Containing Explanatory Paragraph Regarding Going Concern; History of Operating Losses; No Assurance of Profitability; Emerging Market for Wireless Data Communication Products; Rapid Technological Change; Dependence on Product Development; Product Defects; Competition; Potential Fluctuations in Quarterly Results; Reliance on Third Party Component Suppliers and Contract Manufacturers; Dependence on Third Party Strategic Alliances and Business Relationships; Management of Growth; Dependence on Key Employees; Foreign Currency Fluctuations Affecting Costs; Distribution Risks, Product Returns and Warranties; Export Sales; Uncertainty of Protection of Patents and Proprietary Rights; Shares Eligible for Future Sale; Volatility of Stock Price; Illiquidity of Trading Market; Limitations of Liability and Indemnification Matters; Management's Discretion Regarding Use of Proceeds; No Anticipated Dividends.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    PERIOD FROM
                                                  MARCH 20, 1992
                                                    (INCEPTION)               YEAR ENDED DECEMBER 31,
                                                      THROUGH        ------------------------------------------
                                                 DECEMBER 31, 1992     1993       1994       1995       1996
                                                -------------------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Revenue.....................................       $       5       $   1,051  $   3,075  $   4,530  $   4,570
  Cost of revenue.............................               5             973      2,289      2,874      2,496
  Operating expenses..........................             567           1,850      4,039      4,961      5,382
  Net loss....................................            (565)         (1,770)    (3,318)    (3,316)    (3,328)
  Accretion of preferred stock................                                                             (543)
                                                                                                      ---------
  Net loss applicable to common
   stockholders...............................                                                           (3,871)
  Net loss per share applicable to common
   stockholders...............................                                                        $   (1.28)(3)
                                                                                                      ---------
                                                                                                      ---------
  Net loss per share (pro forma for 1994).....                                  $   (1.71) $   (1.63)
                                                                                ---------  ---------
                                                                                ---------  ---------
  Shares used in computing net loss per share
   (pro forma for 1994) (1)...................                                      1,941      2,035      3,015
                                                                                ---------  ---------  ---------
                                                                                ---------  ---------  ---------

                                                                                             DECEMBER 31, 1996
                                                                                         --------------------------
                                                                                          ACTUAL    AS ADJUSTED (2)
                                                                                         ---------  ---------------
BALANCE SHEET DATA:
  Working capital......................................................................  $      14     $   4,054
  Total assets.........................................................................      2,672         6,712
  Long-term portion of capital leases and equipment financing notes....................        103           103
  Stockholders' equity.................................................................        371         4,411

------------------------
(1) See Note 2 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing net loss per share.

(2) Adjusted to reflect the application of the estimated net proceeds of this Offering at an assumed public offering price of $2.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

(3) Net loss per share for 1996 excluding the accretion of preferred stock would have been $(1.10) per share.

                                  THE OFFERING

Common Stock Offered by the
 Company..........................  2,500,000 shares
Common Stock Outstanding prior to
 the Offering (1).................  3,028,976 shares
Common Stock Outstanding after the
 Offering (1)(2)..................  5,528,976 shares
Use of Proceeds...................  Capital expenditures, expansion of engineering, sales and marketing, customer service, manufacturing
                                    activities and other general corporate purposes,
                                    including supporting increases in accounts receivable
                                    and inventory. See "Use of Proceeds."
Proposed Nasdaq SmallCap Market
 Symbol...........................  SCKT

------------------------
(1) Does not include: (i) options outstanding as of December 31, 1996 to purchase 489,365 shares of Common Stock; (ii) 9,600 shares of Series A Convertible Preferred Stock issued by the Company on November 1, 1996 (the "Series A Private Placement") and outstanding as of February 20, 1997, each of which is convertible into that number of shares of Common Stock equal to $100 divided by the lower of (a) $2 5/8 or (b) 65% of the average bid price of the Company's Common Stock on the OTC Bulletin Board for the five business days prior to the day on which notice of conversion is transmitted by the holder (which would convert into approximately 2,363,077 shares of Common Stock if all notices of conversion were transmitted on February 20,
    1997); (iii) 971,683 shares of Common Stock issued upon conversions of Series A Preferred Stock for which notices of conversion were transmitted subsequent to December 31, 1996 and prior to February 20, 1997; (iv) outstanding warrants to purchase 917,872 shares of Common Stock (to be increased because of antidilution provisions to approximately 1,588,704 shares upon the closing of this Offering and assuming conversion of the Series A Convertible Preferred Stock (if all notices of conversion were transmitted on February 20, 1997)); (v) a warrant to purchase 43,539 shares of Common Stock issued to the Underwriter in connection with the Series A Private Placement; and (vi) 1,000,000 shares of Common Stock issuable upon conversion of convertible promissory notes issued by the Company in January and February 1997 to Cetronic AB and certain shareholders thereof.

(2) Does not include 250,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. NO INVESTOR SHOULD PARTICIPATE IN THE OFFERING UNLESS SUCH INVESTOR CAN AFFORD A COMPLETE LOSS OF HIS OR HER INVESTMENT. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS (IDENTIFIED WITH AN ASTERISK "*") THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

FUTURE CAPITAL NEEDS; INDEPENDENT AUDITORS' REPORT CONTAINED EXPLANATORY PARAGRAPH REGARDING GOING CONCERN

    Following this Offering, the Company may require additional capital to fund its operations.* Although its losses are expected to continue at least through the first half of 1997, and there can be no assurance that the Company will ever achieve profitability, the Company anticipates that its existing capital resources, its bank line and revenues from operations, together with the net proceeds of this Offering, will be adequate to satisfy its working capital requirements through the first quarter of 1998.* The Company's actual working capital needs will depend upon numerous factors, however, including the extent and timing of acceptance of the Company's products in the market, the Company's operating results, the progress of the Company's research and development activities, the cost of increasing the Company's sales and marketing activities and the status of competitive products, none of which can be predicted with certainty. As a result, there can be no assurance that the Company will not require additional funding prior to such date.* If required, there can be no assurances that such capital will be available on acceptable terms, if at all, and such terms may be dilutive to existing stockholders. The inability to obtain such financing would have a material adverse effect on the Company's results of operations. The Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms that are highly dilutive to current investors in the Company. The Company's independent auditors included an explanatory paragraph in their audit opinion with respect to the Company's 1996 financial statements which indicated substantial doubt about the Company's ability to continue as a going concern due to recurring operating losses and the need for additional financing. The factors leading to, and the existence of, the explanatory paragraph may materially adversely affect the Company's relationship with customers and suppliers, its ability to obtain revenue and manufacture products and its ability to obtain financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Financial Statements.

HISTORY OF OPERATING LOSSES; NO ASSURANCE OF PROFITABILITY

    The Company was incorporated in March 1992 and has incurred significant operating losses in every fiscal period since inception. The Company expects to incur substantial quarterly operating losses at least through the first half of 1997 and possibly longer.* In order to become profitable, the Company must obtain market acceptance of the PageCard receiver and enhanced PageSoft software products, develop page-enabled applications for selected vertical markets, obtain continued increases in the market acceptance of the Company's serial and Ethernet cards, develop successful new products for new and existing markets, increase gross margins through higher sales volumes and contract manufacturing efficiencies, expand its distribution capability and manage its operating expenses.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

There can be no assurance that the Company will meet any of these objectives or ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EMERGING MARKET FOR WIRELESS DATA COMMUNICATION PRODUCTS

    The market for wireless data communications products has been slow to emerge, and there can be no assurance that it will develop sufficiently to enable the Company to achieve broad commercial acceptance of its products. Because this market is relatively new and has developed slowly, and because current and future competitors are likely to introduce a variety of competing wireless data communications solutions, it is difficult to predict the rate at which this market will grow, if at all. If the wireless data communications market fails to grow, or grows more slowly than anticipated, the Company's business, operating results and financial condition will be materially adversely affected. Although the Company intends to conform its products to meet emerging standards in the wireless data communications market, there can be no assurance that industry standards will emerge or, if they become established, that the Company will be able to conform to these new standards in a timely fashion. Even if the market for wireless data communications products does develop, there can be no assurance that the Company's products will achieve commercial success within such market. Furthermore, the Company is currently focusing on developing and delivering wireless data solutions for the specific needs of business in a number of vertical market segments such as field sales, field service, finance, real estate, health care, and transportation. The Company believes that the preferred strategy for addressing such needs is to page-enable existing applications to allow the transfer of data from an application through the paging network to the PageCard receiver where it can be downloaded into a mobile computer. The Company's software developer's kit is designed to provide program interfaces for software developers to page-enable their applications and to work with major Microsoft operating systems. Although a limited number of page-enabled applications are now available, there can be no assurance that any additional such applications will become available. Further, there can be no assurance that such page-enabled applications will be developed, or if developed, gain widespread commercial acceptance or that adoption of such applications will drive increased purchases of PageCard receivers. Finally, due to the unique nature of the PageCard receiver and PageCard WMS, which combine certain technologies and features of paging and mobile computing, the Company believes it will be required to incur significant expenses for sales and marketing, including advertising, to educate potential customers.* Broad commercialization of the Company's products will require the Company to overcome significant technological and market development hurdles, many of which may not be currently foreseen. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Industry Overview" and "-- Strategy."

    The mobile computer market represents only a small percentage of the installed base of personal computers, and there can be no assurance that the mobile computer market will continue to grow. Because all of the Company's products are used in mobile computing applications, the Company's future operating results would be materially adversely affected by any reduction in the rate of growth of the mobile computer market.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON PRODUCT DEVELOPMENT; PRODUCT DEFECTS

    The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and short product life cycles. Accordingly, the Company's success will be substantially dependent on a number of factors, including its ability to identify emerging standards in the wireless data communications field, enhance its products by adding features to provide a more complete solution and differentiate its products from those of its competitors, maintain superior or

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

competitive performance in its products and bring products to market quickly. Given the emerging nature of the wireless data communications market, there can be no assurance that the Company's products or technology will not be rendered obsolete by alternative technologies. Further, short product life cycles expose the Company's products to the risk of obsolescence and require frequent new product introductions. If the Company is unable to develop or obtain access to advanced one-way and emerging two-way wireless data communications technologies as they become available, or is unable to design, develop, contract for the manufacturing of and introduce competitive new products on a timely basis, its future operating results will be materially adversely affected. Any significant delays in the design, development, manufacture or shipment of new or enhanced products would also materially adversely affect the Company's results of operations.

    The markets for mobile computers and their peripherals and for wireless data communications are extremely competitive and characterized by rapidly advancing technology, frequent changes in user preferences and frequent product introductions. The future success of the Company will depend in large part on its ability, and that of its strategic partners, to keep pace with advances in software and hardware technologies for mobile computing and wireless data communications. There can be no assurance that the Company will be able to respond effectively to these technological changes or to new product introductions by others. For example, the Company's PageCard receiver is designed to operate on the worldwide POCSAG protocol, and operates on the frequencies approved by the Federal Communications Commission ("FCC") for paging and messaging technologies in the United States and Canada in the 930 MHz frequency range. For the European market, the PageCard receiver operates on the Euromessage frequency of 466 MHz. New competitive wireless technologies, such as FLEX in the United States and ERMES in Europe, being developed by various market participants are not compatible with the POCSAG protocol and may operate at different frequencies. If these new technologies succeed, paging carriers may cease to support POCSAG, and there is no assurance that the Company will be able to develop future products based upon these new technologies. In addition, the Company's inability to develop products within any new FCC-allocated frequencies for these new technologies could have a material adverse effect on the Company's business and results of operations.

    Although the Company performs testing prior to new product introductions, the Company's hardware and software products may contain undetected flaws, which may not be discovered until the products have been used by customers. From time to time, the Company may temporarily suspend or delay shipments or divert development resources from other projects to correct a particular product deficiency. Such efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product deficiencies in the future could delay product introductions or shipments, require the Company to recall previously shipped products to make design modifications or cause unfavorable publicity, any of which could have a material adverse effect on the Company's operating results. See "Business -- Industry Overview" and "-- Strategy."

COMPETITION

    The Company anticipates intense competition from a number of companies. The overall market for communications products is increasingly competitive, and the Company expects competition in each of its market areas to intensify. Currently, the Company does not have a direct competitor for its PageCard; however, Kokusai produces a PC Card data pager that does not have a display. The Company faces indirect competition for short messaging applications from alphanumeric pagers, which are produced by many companies (including Motorola, NEC, Uniden, and others), and from alternative methods of downloading information into a mobile computer, primarily over telephone lines. In addition to competition from companies that offer wireless data communications devices, the

Company could face competition for its PageCard receiver and PageCard WMS from companies that offer alternative wired or wireless communications solutions, or from large computer and network equipment companies.*

    The Company competes with IBM and Smart Modular Technologies, among others, in the serial card market. The market for the Company's Ethernet card is highly competitive. Market leaders for Ethernet cards include 3Com and Xircom. The Company also faces competition from combination cards which combine Ethernet and other functions such as fax/modem. Companies offering combination cards include 3Com, Xircom and U.S. Robotics.

    Many of the Company's present and potential competitors have substantially greater financial, marketing, technical and other resources than the Company and may succeed in establishing technology standards or strategic alliances in the data communications or mobile computer market, obtain more rapid market acceptance for their products, or otherwise gain a competitive advantage. There can be no assurance that the Company will succeed in developing products or technologies that are more effective or better accepted in the market than those developed by its competitors. Furthermore, the Company will also be competing with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which the Company has limited or no experience. Increased competition, direct and indirect, could materially adversely affect the Company's revenues and profitability through pricing pressure and loss of market share. There can be no assurance that the Company will be able to compete successfully against existing and new competitors as the market evolves and the level of competition increases. See "Business -- Competition."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The Company believes that its operating results will be subject to substantial quarterly fluctuations due to several factors, some of which are outside the control of the Company, including fluctuating market demand for, and declines in the average selling price of, the Company's products, the timing of significant orders from distributors and OEM customers, delays in the introduction of enhancements to existing and new products, market acceptance of existing and new products, competitive product introductions, the mix of products sold, changes in the Company's distribution network, the failure to anticipate changing customer product requirements, changes in the regulatory environment, the cost and availability of components and general economic conditions.* The Company generally does not operate with a significant order backlog, and a substantial portion of the Company's revenue in any quarter is derived from orders booked in that quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. The Company is making significant investments in sales and marketing and in research and development, and if orders and sales do not meet expectations, the Company's operating results will be materially adversely affected. The Company expects to incur substantial quarterly operating losses at least through the first half of 1997 and possibly longer.* See "Management's Discussion and Analysis and Financial Condition and Results of Operations -- Quarterly Results of Operations."

RELIANCE ON THIRD PARTY COMPONENT SUPPLIERS AND CONTRACT MANUFACTURERS

    The Company subcontracts the manufacturing of substantially all of its products on a sole source basis to independent suppliers. Sole source components include the Company's proprietary high integration serial ("HIS") chip manufactured by Lucent Technologies that controls the signal transmission between the Company's PageCard receiver and Serial I/0 products and the PC Card slot on the mobile computer, the PageCard receiver board and RF display, which are purchased from Mitsubishi

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

Corporation ("Mitsubishi") in Japan, the Ethernet card purchased from Mitsubishi International Corporation ("Mitsubishi International") in the United States, and certain other cable and connector components. Although to date the Company has generally been able to obtain adequate supplies of these components, certain of these components are purchased on a purchase order basis, and the Company does not have long-term supply contracts for these components. In particular, the Company purchases HIS chips from AT&T Microelectronics, Tamarack chips from Tamarack, Ethernet cards from Mitsubishi International and Serial I/0 cards from Hi-Tech Manufacturing by purchase order. There can be no assurance that the Company will not be affected by component shortages. Although the Company's suppliers are generally large, well financed organizations, if a supplier experienced financial or operational difficulties that resulted in a reduction or interruption in supply to the Company, the Company's results of operations would be materially adversely affected until it established sufficient manufacturing supply through an alternative source. The Company believes that there are alternative contract manufacturers that could produce the Company's products, but is not pursuing agreements or understandings with alternative sources. In the event of a reduction or interruption of supply it could take a significant period of time for the Company to qualify an alternative subcontractor, redesign the product as necessary and commence manufacturing. The Company's inability in the future to obtain sufficient sole or limited source components, or to develop alternative sources, could result in delays in product introductions or shipments, which could have a material adverse effect on the Company's results of operations. See "Business -- Manufacturing."

DEPENDENCE ON THIRD PARTY STRATEGIC ALLIANCES AND BUSINESS RELATIONSHIPS

    The Company's strategy is to establish strategic alliances and business relationships with leading participants in various segments of the communications and mobile computer markets.* The Company believes these alliances enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presences of these companies in establishing and maintaining Socket's own position in the wireless data communications industry. In accordance with this strategy, the Company has entered into alliances or relationships with GTE, Casio, Apple, Cetronic, Bell Mobility, PageNet, The National Dispatch Center ("NDC"), Lucent Technologies and Mitsubishi.

    The Company's success will depend not only on the Company's continued relationships with these parties, but also on its ability to enter into additional strategic arrangements with new partners on commercially reasonable terms. The Company believes that, in particular, relationships with application software developers are extremely important in creating commercial uses for the Company's products necessary to achieve growth.* Any future relationships may require the Company to share control over its development, manufacturing and marketing programs or to relinquish rights to certain versions of its technology.

    In particular, Mitsubishi's relationship with the Company includes technology licensing, manufacturing and distribution rights. The Company has co-licensed certain technologies applying to the PageCard receiver, has contracted with Mitsubishi to supply the PageCard receiver and has granted Mitsubishi certain distribution rights to the PageCard receiver on a worldwide basis excluding North America. The Company's ability to manage the business relationship with Mitsubishi effectively is important to the success and operating results of the Company. The Company's operating results would be materially adversely affected if it were required to replace Mitsubishi as a supplier.

    The Company's relationship with NDC for SWiMS includes certain customer service activities. NDC has agreements to page messages through PageNet and other paging carriers. Should NDC go out of business, discontinue its relationship with the Company or with PageNet or not be able to

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

adequately provide services for SWiMS, the market for the PageCard WMS would be materially adversely affected until such time as a suitable replacement could be found. Should PageNet go out of business, be incapable of providing low cost airtime services or discontinue its relationship with NDC, the market for the PageCard receiver and PageCard WMS would be materially adversely affected until such time as a suitable replacement could be found.

    The Company recently introduced its PageCard receiver and PageCard WMS in France and the U.K. In France, paging services are provided by France Telecom Mobiles Radiomessagerie, a nationwide paging network, and advanced messaging services are provided by Stratus RTM. In the U.K., paging services are provided by Hutchison Telecom, a nationwide paging network, and advanced messaging services are provided by London Pager. The Company does not have any commitment from any of these companies as to the level of sales and marketing effort it will conduct or as to any minimum number of customers. Should the sales and marketing effort of any of these companies fall short of expectations, or should any of them go out of business or be incapable of adequately providing wireless messaging services, the European market for the PageCard receiver and PageCard WMS would be materially adversely affected until such time as suitable replacements could be found. See "Business."

MANAGEMENT OF GROWTH

    Depending on the extent of its future growth, if any, the Company may experience a significant strain on its management, operational and financial resources. The Company's ability to manage its growth effectively may require it to continue to implement and improve its operational and financial systems and may require the addition of new management personnel. In addition, three of the Company's officers have joined the Company since March 1996. Martin Levetin joined the Company in March 1996 as President and Chief Executive Officer, Howard Case joined the Company in July 1996 as Vice President of Marketing and John O'Leary joined the Company in August 1996 as Vice President of Sales. The failure of the Company's management team to effectively manage growth, should it occur, could have a material adverse impact on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Personnel" and "Management."

DEPENDENCE ON KEY EMPLOYEES

    The Company's future success will depend in significant part upon the continued service of certain key technical and senior management personnel, and the Company's continuing ability to attract, assimilate and retain highly qualified technical, managerial and sales and marketing personnel.* Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing key managerial, technical or sales and marketing personnel or that it can attract, assimilate and retain such employees in the future. The loss of key personnel or the inability to hire, assimilate or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations. The Company currently has employment agreements with Martin Levetin and Micheal Gifford. The Company does not have key man life insurance for any of its employees. See "Management -- Employment Agreements."

FOREIGN CURRENCY FLUCTUATIONS AFFECTING COSTS

    The PageCard receiver is supplied by Mitsubishi in Japan under an agreement that provides for adjustment in the Company's purchase costs when the average exchange rate of the Japanese yen is less than threshold levels of 95 yen to the U.S. dollar (price increase) or more than 105 yen to the U.S. dollar (price decrease). Purchase costs are adjusted by the ratio of the yen exchange rate to the

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

applicable threshold level. The Company experienced adjustments in 1996 as a result of exchange fluctuations. To date, such adjustments have not materially affected the Company's costs but could do so in the future if the Company cannot offset price increases through higher selling prices, other operating efficiencies or a subsequent increase in the value of the dollar.

DISTRIBUTION RISKS, PRODUCT RETURNS AND WARRANTIES

    The Company sells its products primarily through distributors, resellers and OEMs. To date the Company has not achieved significant OEM sales and there can be no assurance that the Company will achieve significant sales through this channel. The Company's largest distributors, Ingram Micro and Tech Data, accounted for approximately 17% and 12%, respectively, of the Company's revenue in 1996. The Company's agreements with OEMs, distributors and resellers, in large part, are nonexclusive and may be terminated on short notice by either party without cause. The Company's OEMs, distributors and resellers are not within the control of the Company, are not obligated to purchase products from the Company and may represent other lines of products. A reduction in sales effort or discontinuance of sales of the Company's products by its OEMs, distributors and resellers could lead to reduced sales and could materially adversely affect the Company's operating results. Use of distributors also entails the risk that distributors will build up inventories in anticipation of a growth in sales. If such growth does not occur as anticipated, these distributors may substantially decrease the amount of product ordered in subsequent quarters. Such fluctuations could contribute to significant variations in the Company's future operating results. The distribution industry has been characterized by rapid change, including consolidations and financial difficulties of distributors and the emergence of alternative distribution channels. In addition, there are an increasing number of companies competing for access to these channels. The loss or ineffectiveness of any of the Company's major distributors could have a material adverse effect on the Company's operating results. Moreover, the Company is seeking to broaden its channels of distribution and intends to sell its products through new distribution channels such as mass merchandisers. There can be no assurance that the Company will be able to successfully sell its products through these new channels.

    The Company allows its distributors to return a portion of their inventory to the Company for full credit against other purchases. In addition, in the event the Company reduces its prices, the Company credits its distributors for the difference between the purchase price of products remaining in their inventory and the Company's reduced price for such products. There can be no assurance that actual returns and price protection will not have a material adverse effect on future operating results, particularly since the Company seeks to continually introduce new and enhanced products and is likely to face increasing price competition. In addition, the Company's comprehensive two year warranty for its wired products and one year warranty for its wireless products permit customers to return any product if the product does not perform as warranted. To date, the Company has not experienced any warranty claims, returns, stock rotation exchanges or price protection adjustments materially above those anticipated. However, future warranty claims, returns, stock rotation exchanges, or price protection adjustments could be materially higher then anticipated. The Company intends to continue to introduce new and enhanced products, which could result in higher warranty or return claims due to the risks inherent in the introduction of such products.* There can be no assurance that warranty claims or returns will not have a material adverse effect on future operating results. See "Business -- Sales and Marketing."

EXPORT SALES

    Export sales (sales to customers outside the United States) accounted for approximately 40% of the Company's revenue in 1996, and the Company anticipates that export sales will continue to account for a significant portion of revenue.* Accordingly, the Company's operating results are subject to the risks inherent in export sales, including unexpected changes in regulatory requirements, exchange rates, tariffs or other barriers and difficulties in managing foreign sales operations. See "Business -- Sales and Marketing."

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

    The Company relies on a combination of patents, trademarks and nondisclosure agreements in order to establish and protect its proprietary rights. The Company has filed, and intends to continue to file, applications as appropriate for patents covering its products.* There can be no assurance that patents will issue from any of its pending applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Since U.S. patent applications are maintained in secrecy until patents issue, and since the publication of inventions in technical or patent literature tend to lag behind such inventions by several months, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications, that it was the first to file patent applications for such inventions or that the Company is not infringing on the patents of others. The Company has also trademarked some of its proprietary product names and logos and claims copyright protection for its proprietary software. Litigation may be necessary to enforce the Company's patents, trademarks, copyrights or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business and results of operations regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

    In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful. There can also be no assurance that third parties will not assert intellectual property infringement claims against the Company. Although no written claims or litigation related to any such matter are currently pending against the Company, there can be no assurance that none will be initiated, or that the Company would prevail in any such litigation seeking either damages or an injunction against the sale of the Company's products. Moreover, there can be no assurance that, if such an injunction were issued, the Company would be able to obtain any necessary licenses on reasonable terms or at all. See "Business -- Intellectual Property Rights."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales by existing stockholders and warrantholders could materially adversely affect the market price of the Company's Common Stock. As of February 20, 1997 the Company had outstanding 4,000,659 shares of Common Stock. Upon completion of this Offering, the Company will have outstanding 6,500,659 shares of Common Stock, assuming no exercise of the Underwriter's over-allotment option, and no exercise of outstanding options or warrants. Of these shares, 5,169,524 will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of the

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

Company as that term is defined in Rule 144 under the Securities Act. This number of shares includes (i) the 2,500,000 shares of Common Stock offered hereby, (ii) the 1,100,550 shares of Common Stock included in the Units sold in the Company's initial public offering, (iii) the 597,291 shares of Common Stock held by certain stockholders registered by the Company on a Registration Statement on Form SB-2 dated August 24, 1995 for resale by such stockholders and
(iv) the 971,683 shares of Common Stock held by investors pursuant to conversions of shares of the Company's Series A Preferred Stock.

    The remaining 1,331,135 shares of Common Stock outstanding upon completion of this Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares").

    In addition, 2,363,077 shares of the Company's Common Stock may be acquired immediately upon conversion of the 9,600 shares of the Company's Series A Preferred Stock acquired in the Series A Private Placement and currently outstanding.

    Further, immediately exercisable rights to acquire 1,000,000 shares of the Company's Common Stock are currently held by Cetronic AB and certain shareholders thereof (the "Cetronic Shares"). Though upon exercise of this right the Cetronic Shares constitute Restricted Securities, the Company is obligated to register the Cetronic Shares within 90 days of a request for registration by the holders of the promissory notes, rendering the Cetronic Shares immediately salable thereafter.

    The Company has also filed a registration statement on Form S-8 under the Securities Act covering 501,859 shares of Common Stock reserved for issuance under the Company's 1993 Stock Option/Stock Issuance Plan and 1995 Stock Plan. Shares registered under such registration statement are, subject to Rule 144 volume limitations applicable to affiliates of the Company, available for sale in the open market, subject to vesting restrictions. See "Management -- Stock Plans."

    Finally, the Company has registered 3,000,000 shares of its Common Stock pursuant to a Registration Statement on Form S-3 for issuance upon the conversion of the 15,500 shares of the Company's Series A Convertible Preferred Stock issued in a private placement on November 1, 1996. Such shares of Series A Convertible Preferred Stock are convertible into shares of Common Stock at any time at the option of the holders thereof and, if not previously so converted, will convert automatically into Common Stock on November 1, 1997. Sales in the public market of substantial amounts of Common Stock or the perception that such sales could occur could depress prevailing market prices for the Common Stock. See "Management -- Stock Plans," "Description of Capital Stock" and "Shares Eligible for Future Sale."

VOLATILITY OF STOCK PRICE

    The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the mobile computer or wireless data communications industries and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to their operating performance. No assurance can be given that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations which are unrelated to the Company's performance. See "Price Range of Common Stock."

ILLIQUIDITY OF TRADING MARKET

    From the effective date of the Company's initial public offering (June 6, 1995) through November 26, 1996, the Company's Common Stock was listed on the Nasdaq SmallCap Market. However, the Common Stock was de-listed from such market effective November 27, 1996 and since then has traded on the OTC Bulletin Board. The Company has applied to have its Common Stock re-listed on the Nasdaq SmallCap Market; however, there can be no assurance that such application will be accepted or, if accepted, that the Company will be able to maintain the standards for continued quotation on Nasdaq. The Company's Common Stock is also quoted on the Pacific Stock Exchange; however, because the Company's stockholders' equity as of December 31, 1996 was below the exchange's minimum capital requirements, the appropriateness of the Company's continued listing thereon is currently being reviewed by the Pacific Stock Exchange's equity listing committee. There can be no assurance that such committee will not decide to initiate delisting proceedings against the Company. If the Company's Common Stock is not accepted for quotation on the Nasdaq SmallCap Market and/or is delisted from the Pacific Stock Exchange, an investor will find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Company's securities are now subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, the Company's inability to obtain listing on the Nasdaq SmallCap Market, subsequent removal from the Nasdaq SmallCap Market if listed thereon, or delisting from the Pacific Stock Exchange could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceeding against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. See "Management -- Limitations on Liability and Indemnification Matters."

MANAGEMENT'S DISCRETION REGARDING USE OF PROCEEDS

    Approximately $2,000,000, or 49.5%, of the net proceeds of this Offering have not been allocated to any specific purpose and will be available to management to use in its sole discretion to support the Company's operations and growth. See "Use of Proceeds."

NO ANTICIPATED DIVIDENDS

    The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and offering expenses, are estimated to be approximately $4,040,000, assuming an offering price of $2.00 per share. The Company expects to use the net proceeds from this Offering approximately as follows:

                                                                                             AMOUNT        PERCENT
                                                                                          -------------  -----------
Capital expenditures....................................................................  $     140,000        3.4%
Expansion of engineering activities.....................................................        400,000        9.9
Expansion of sales, marketing and customer service activities...........................      1,100,000       27.2
Expansion of manufacturing activities...................................................        200,000        5.0
Expansion of administrative activities..................................................        200,000        5.0
Working capital and general corporate purposes, including supporting increases in
 accounts receivable and inventory......................................................      2,000,000       49.5
                                                                                          -------------    -----
                                                                                          $   4,040,000      100.0%
                                                                                          -------------    -----
                                                                                          -------------    -----

    The projected expenditures described above are estimates and approximations only and do not represent firm commitments by the Company. The Company may in the future find it necessary or advisable to change the allocation of the net proceeds due to the availability of other business opportunities or other factors, including the Company's expansion plans, arrangements with other companies and competitive developments.*

    A portion of the net proceeds may also be used to acquire or invest in complementary businesses, or to obtain the right to use complementary technologies, although no such acquisitions or investments are being negotiated by the Company at the present time. Pending the use of the net proceeds for the above purposes, the Company intends to invest such funds in investment-grade obligations, including short-term, interest bearing money market funds. The Company believes that the net proceeds from this Offering, together with its existing cash resources, its bank line and revenue from operations, will be adequate to satisfy its working capital requirements through the first quarter of 1998.* See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings, if any, for the expansion and operation of its business and does not anticipate paying cash dividends in the foreseeable future. The Company's bank line of credit prohibits the payment of cash dividends without the written consent of the lender.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

                          PRICE RANGE OF COMMON STOCK

    From the effective date of the Company's initial public offering (June 6, 1995) through November 26, 1996, the Company's Common Stock was listed on the Nasdaq SmallCap Market under the symbol SCKT. The Common Stock was de-listed from such market effective November 27, 1996 and since then has been traded on the OTC Bulletin Board under the symbol SCKT. See "Risk Factors -- Illiquidity of Trading Market." The Company's Common Stock is quoted on the Pacific Stock Exchange under the symbol SOK; however, because the Company's stockholders' equity as of December 31, 1996 was below the exchange's minimum capital requirements, the appropriateness of the Company's continued listing thereon is currently being reviewed by the Pacific Stock Exchange's equity listing committee. There can be no assurance that such committee will not decide to initiate delisting proceedings against the Company. On February 20, 1997, there were approximately 800 holders of record of the Common Stock. The Company has not paid cash dividends on its Common Stock.

    The quarterly high and low sales prices since June 6, 1995, when the Company's Common Stock began trading publicly, are as follows:

                                                                  COMMON STOCK
                                                              --------------------
QUARTER ENDED                                                   HIGH        LOW
------------------------------------------------------------  ---------  ---------
June 30, 1995...............................................  $    6.75  $    5.25
September 30, 1995..........................................       6.50       5.25
December 31, 1995...........................................       6.06       2.63
March 31, 1996..............................................       4.38       3.00
June 30, 1996...............................................       7.38       2.88
September 30, 1996..........................................       4.38       2.88
December 31, 1996...........................................       3.62       0.75
March 31, 1997 (through February 21, 1997)..................       1.13       0.56

    These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                 CAPITALIZATION

    The following table sets forth the total capitalization of the Company (i) as of December 31, 1996; and (ii) as adjusted to reflect the sale by the Company of 2,500,000 shares of Common Stock at an assumed public offering price of $2.00 per share, less applicable underwriting discounts and commissions and net of expenses and the application of the estimated net proceeds therefrom:

                                                                                             DECEMBER 31, 1996
                                                                                          -----------------------
                                                                                            ACTUAL    AS ADJUSTED
                                                                                          ----------  -----------
                                                                                           (IN THOUSANDS, EXCEPT
                                                                                                SHARE DATA)
Long-term portion of capital leases and equipment financing note........................  $      103   $     103
                                                                                          ----------  -----------
Stockholders' equity:
  Undesignated Preferred Stock, $0.001 par value:
    Authorized shares -- 2,000,000
    Issued and outstanding shares -- none...............................................      --          --
  Series A Convertible Preferred Stock, $0.001 par value:
    1,000,000 shares designated; 15,500 shares issued and outstanding actual and as
     adjusted...........................................................................       1,793       1,793
  Common Stock, $0.001 par value:
    15,000,000 shares authorized; 3,028,976 shares issued and outstanding actual;
     5,528,976 shares issued and outstanding as adjusted (1)............................           3           6
  Additional paid-in capital............................................................      11,414      15,451
  Accumulated deficit...................................................................     (12,839)    (12,839)
                                                                                          ----------  -----------
    Total stockholders' equity..........................................................         371       4,411
                                                                                          ----------  -----------
      Total capitalization..............................................................  $      474   $   4,514
                                                                                          ----------  -----------
                                                                                          ----------  -----------

------------------------
(1) Does not include: (i) options outstanding as of December 31, 1996 to purchase 489,365 shares of Common Stock; (ii) 9,600 shares of Series A Convertible Preferred Stock issued by the Company on November 1, 1996 (the "Series A Private Placement") and outstanding as of February 20, 1997, each of which is convertible into that number of shares of Common Stock equal to $100 divided by the lower of (a) $2 5/8 or (b) 65% of the average bid price of the Company's Common Stock on the OTC Bulletin Board for the five business days prior to the day on which notice of conversion is transmitted by the holder (which would convert into approximately 2,363,077 shares of Common Stock if all notices of conversion were transmitted on February 20,
    1997); (iii) 971,683 shares of Common Stock issued upon conversions of Series A Preferred Stock for which notices of conversion were transmitted subsequent to December 31, 1996 and prior to February 20, 1997; (iv) outstanding warrants to purchase 917,872 shares of Common Stock (to be increased because of antidilution provisions to approximately 1,588,704 shares upon the closing of this Offering and assuming conversion of the Series A Convertible Preferred Stock (if all notices of conversion were transmitted on February 20, 1997)); (v) a warrant to purchase 43,539 shares of Common Stock issued to the Underwriter in connection with the Series A Private Placement; and (vi) 1,000,000 shares of Common Stock issuable upon conversion of convertible promissory notes issued by the Company in January and February 1997 to Cetronic AB and certain shareholders thereof.

                            SELECTED FINANCIAL DATA

    The following selected statement of operations data for each of the three years in the period ended December 31, 1996 and the balance sheet data at December 31, 1995 and 1996 are derived from financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, whose report with respect thereto states that there is substantial doubt about the Company's ability to continue as a going concern, and are included elsewhere in this Prospectus. The financial statements and selected financial data do not include any adjustments that might result from the outcome of this uncertainty. The selected statement of operations data for the period from March 20, 1992 (inception) through December 31, 1992 and for the year ended December 31, 1993 and the selected balance sheet data at December 31, 1992, 1993 and 1994 are derived from audited financial statements not included herein. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, notes thereto and the independent auditors' report included elsewhere in this Prospectus.

                                                              PERIOD FROM
                                                            MARCH 20, 1992
                                                              (INCEPTION)                YEAR ENDED DECEMBER 31,
                                                                THROUGH        --------------------------------------------
                                                           DECEMBER 31, 1992     1993       1994       1995      1996 (1)
                                                          -------------------  ---------  ---------  ---------  -----------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.................................................       $       5       $   1,051  $   3,075  $   4,530   $   4,570
Cost of revenue.........................................               5             973      2,289      2,874       2,496
                                                                  ------       ---------  ---------  ---------  -----------
Gross profit............................................          --                  78        786      1,656       2,074

Operating expenses:
  Research and development..............................             261             721      1,261      1,099       1,067
  Sales and marketing...................................             201             589      1,536      2,232       2,667
  General and administrative............................             105             540      1,242      1,630       1,647
                                                                  ------       ---------  ---------  ---------  -----------
      Total operating expenses..........................             567           1,850      4,039      4,961       5,381
                                                                  ------       ---------  ---------  ---------  -----------
Operating loss..........................................            (567)         (1,772)    (3,253)    (3,305)     (3,307)
Interest income.........................................               2               3         (3)       101          30
Interest expense........................................          --                  (1)       (62)      (112)        (51)
                                                                  ------       ---------  ---------  ---------  -----------
Net loss................................................       $    (565)      $  (1,770) $  (3,318) $  (3,316)     (3,328)
                                                                  ------       ---------  ---------  ---------
                                                                  ------       ---------  ---------  ---------
Accretion of preferred stock............................                                                              (543)
                                                                                                                -----------
Net loss applicable to common stockholders..............                                                         $   3,871
                                                                                                                -----------
                                                                                                                -----------
Net loss per share applicable to common stockholders....                                                         $   (1.28)(1)
                                                                                                                -----------
                                                                                                                -----------
Net loss per share (pro forma for 1994).................                                  $   (1.71) $   (1.63)
                                                                                          ---------  ---------
                                                                                          ---------  ---------
Weighted average shares outstanding (pro forma for
 1994)..................................................                                      1,941      2,035       3,015
                                                                                          ---------  ---------  -----------
                                                                                          ---------  ---------  -----------

                                                                                           DECEMBER 31,
                                                                       -----------------------------------------------------
                                                                         1992       1993       1994       1995       1996
                                                                       ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Working capital (deficit)............................................  $     210  $    (853) $  (1,839) $   2,144  $      14
Total assets.........................................................        364        789      2,102      4,275      2,672
Long-term portion of capital leases and equipment financing notes....          4          2        131        141        103
Redeemable convertible preferred stock...............................     --          1,623      4,180     --         --
Total stockholders' equity (deficit).................................       (565)    (2,333)    (5,640)     2,428        371
Cash dividends.......................................................     --         --         --         --         --

------------------------------
* See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing pro forma net loss per share.

(1) Net loss per share for 1996 excluding the accretion of preferred stock would have been $(1.10) per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS (IDENTIFIED WITH AN ASTERISK "*") THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS SECTION AND IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company's serial and Ethernet card products for PC Card mobile computers, introduced in 1993, are its principal sources of revenues. The Company also sells a PageCard PC Card wireless messaging system introduced in December 1994. In addition, the Company earns royalties from the sale of certain of the Company's products by the third-party manufacturers of those products and royalties on wireless messaging services provided by third-party carriers.

    The Company completed its initial public offering ("IPO") in June 1995, with net proceeds of approximately $4.8 million. Prior to the IPO, the Company's working capital requirements were met primarily through the private sale of equity and debt securities. In November 1996, the Company sold $1.6 million of its convertible preferred stock through a private placement, and in January and February 1997 the Company issued $1.0 million in convertible promissory notes through a private placement. See "--Liquidity and Capital Resources." See also Notes 4 and 16 to Notes to Financial Statements.

    The Company has sustained significant quarterly operating losses in every fiscal period since its inception. The Company expects to incur substantial quarterly operating losses at least through the first half of 1997 and possibly longer.* Achieving revenue growth from the Company's existing and future products will be highly dependent upon the market acceptance of the PageCard receiver, the market acceptance and timely release of enhanced PageSoft software products, the development of page-enabled applications by independent software vendors in selected vertical markets, continued increases in the market acceptance of the Company's serial and Ethernet cards, and the ability of the Company to develop successful new products for new and existing markets. There can be no assurance that any of these events will occur or that the Company's revenues will continue to grow. The Company's ability to continue its operations is also dependent upon the availability of additional capital.* See "--Liquidity and Capital Resources."

    The Company believes that its operating results will be subject to substantial quarterly fluctuations due to several factors, some of which are outside the control of the Company, including fluctuating market demand for, and declines in the average selling price of, the Company's products, the timing of significant orders from distributors and OEM customers, delays in the introductions of enhancements to existing and new products, market acceptance of existing and new products, competitive product introductions, the mix of products sold, changes in the Company's distribution network, changes in customer product requirements, changes in the regulatory environment, the cost and availability of components, the level of royalties from and to third parties and general economic

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in the Prospectus.

conditions.* The Company generally does not operate with a significant order backlog, and a substantial portion of the Company's revenue in any quarter is derived from orders booked in that quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. The Company is making significant investments in sales and marketing and in research and development, and if orders and sales do not meet expectations, the Company's operating results could be materially adversely affected.

ANNUAL RESULTS OF OPERATIONS

    REVENUE

    In 1996, revenue was $4,570,438, substantially unchanged from 1995 revenue of $4,530,479. In 1995, revenue was $4,530,479, an increase of 47% over revenue of $3,074,843 in 1994. The substantial majority of revenue in all three years was derived from sales of serial and Ethernet cards. In 1996, sales growth of the Company's serial card and, to a lesser extent, PageCard was offset by declines in Ethernet card sales volumes and, to a lesser extent, GPS card sales, which were discontinued in the second half of 1996. The increase in 1995 revenue over 1994 was due to significant sales growth of the Company's serial card and, to a lesser extent, PageCard. Ethernet card volumes in 1995 increased moderately over 1994 but were more than offset by Ethernet card price reductions, resulting in a moderate decrease in Ethernet revenue in 1995 compared to 1994. Royalty and service revenue was primarily related to sales by third party manufacturers of the Company's GPS and Ethernet cards.

    The Company markets its products primarily through distributors and OEMs. Recognition of revenue on shipments to distributors and the related cost of sales are deferred until such distributors resell the products to their customers. Recognition of revenue on shipments to customers other than distributors occurs generally at the time of shipment. Export sales constituted 40%, 40%, and 52% of revenue in 1996, 1995, and 1994, respectively.

    PRODUCT GROSS PROFIT

    Product gross profit, excluding royalty and service revenue, is equal to product revenue less the cost of revenue, because the costs of royalty and service revenue generally are negligible. The Company's product gross profit for 1996 was $1,889,223, or 43% of product revenue, compared to $1,478,306, or 34% of product revenue, in 1995, and $636,927, or 22% of product revenue, in 1994. The product gross margin increase in 1996 over 1995 resulted from a higher percentage of revenues attributable to the higher margin serial card, lower cost of products sold due to engineered cost decreases and vendor volume price discounts. The product gross margin increase in 1995 over 1994 resulted primarily from a higher percentage of revenues attributable to the higher margin serial card, volume price discounts from certain Company vendors, engineered cost decreases in the unit cost of products, and the allocation of fixed manufacturing operating costs over a higher volume base, offset in part by a selling price reduction for Ethernet cards.

    RESEARCH AND DEVELOPMENT

    Research and development expenses in 1996 were $1,067,399, a decrease of 3% from 1995 expenses of $1,098,766. The decrease in 1996 reflected a decrease in costs of development tooling partially offset by an increase in personnel expenses, including employees, engineering contractors and consultants. Research and development expenses in 1995 of $1,098,766 decreased 13% from 1994 expenses of $1,261,549. The decrease in 1995 primarily reflected reductions in contract engineering services resulting from the completion of engineering projects. The Company has not capitalized any software development costs. The Company expects to increase its research and development expenses in 1997.*

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in the Prospectus.

    SALES AND MARKETING

    Sales and marketing expenses in 1996 were $2,666,933, an increase of 19% from 1995 expenses of $2,232,276. The increase primarily reflected higher staffing levels, increased advertising activity and increased levels of travel. Sales and marketing expenses in 1995 of $2,232,276 increased 45% over 1994 expenses of $1,535,483. The increase reflected higher staffing levels, increased advertising, increased sales commissions, and higher facilities costs. The Company expects to increase its sales and marketing expenses in 1997.*

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses in 1996 were $1,647,335, substantially unchanged from 1995 expenses of $1,630,668. The increase reflected higher recruiting and relocation fees, insurance costs and professional fees partially offset by reduced staffing levels, lower rent in November and December 1996 resulting from a relocation into new facilities, and by a two-month vacancy in the Chief Executive Officer position which was filled March 1, 1996. General and administrative expenses in 1995 of $1,630,668 increased 31% over 1994 expenses of $1,242,308. The 1995 increase reflected a full year of higher executive and administrative staffing levels added in 1994, and a full year of higher occupancy costs associated with a new facility which was occupied in the fourth quarter of 1994. The Company expects its general and administrative expenses to decline moderately in 1997 due to a relocation in October 1996 into less expensive facilities.*

    INTEREST INCOME, INTEREST EXPENSE, NET

    Interest income primarily reflects interest earned on cash balances. Interest expense primarily reflects interest expense on convertible notes issued and outstanding during portions of 1994 and 1995 to provide interim bridge financing relating to equity offerings, and interest expense relating to equipment lease financing obligations.

    INCOME TAXES

    There was no provision for income taxes for the years ended December 31, 1996, 1995 and 1994, as the Company incurred net operating losses. As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $9,100,000 and $4,500,000, respectively. The Company also has federal and state tax credit carryforwards of approximately $139,000 and $113,000, respectively. The net operating losses and credit carryforwards will expire at various dates beginning in 1997 through 2011, if not utilized. The utilization of the federal net operating loss and the deduction of equivalent federal tax credit carryforwards of approximately $5,200,000 included in the above amounts will be subject to a cumulative annual limitation of approximately $600,000 per year pursuant to the stock ownership change provision of the Tax Reform Act of 1986. Future changes in ownership, including stock offerings, may result in additional limitations.

    For financial reporting purposes, a valuation allowance of $4,877,000 has been recorded to offset deferred tax assets recognized under Financial Accounting Standards No. 109, "Accounting for Income Taxes," primarily related to net operating losses and capitalized research and development costs. See Note 11 of Notes to Financial Statements.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in the Prospectus.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth summary quarterly statements of operations for each of the quarters in 1996 and 1995. This unaudited quarterly information has been prepared on the same basis as the annual information presented elsewhere herein, and, in the Company's opinion, includes all adjustments (consisting only of normal recurring entries) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                         QUARTER ENDED
                                   -----------------------------------------------------------------------------------------
                                   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                     1995        1995       1995        1995       1996        1996       1996        1996
                                   ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                        (IN THOUSANDS)
SUMMARY QUARTERLY DATA:
Revenue:
  Product........................  $  1,116    $ 1,125    $    937    $ 1,174    $  1,217    $   908    $  1,117    $ 1,143
  Royalty........................        47         55          63         13          77         60          35         13
                                   ---------   --------   ---------   --------   ---------   --------   ---------   --------
Total revenue....................     1,163      1,180       1,000      1,187       1,294        968       1,152      1,156
Gross profit.....................       396        431         451        378         576        399         554        545

OPERATING EXPENSES:
  Research and development.......       262        265         242        330         271        244         260        292
  Sales and marketing............       506        497         609        620         631        697         698        641
  General and administrative.....       385        366         363        516         367        408         436        436
                                   ---------   --------   ---------   --------   ---------   --------   ---------   --------
Total operating expenses.........     1,153      1,128       1,214      1,466       1,269      1,349       1,394      1,369
Net loss.........................  $   (803)   $  (744)   $   (721)   $(1,048)   $   (685)   $  (955)   $   (853)   $  (835)

    The Company has experienced significant quarterly fluctuations in operating results and anticipates such fluctuations in the future.* The Company generally ships orders as received and as a result typically has little or no backlog. Quarterly revenues and operating results therefore depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, the Company has often recognized a substantial portion of its revenues in the last month of the quarter, typically in the last week. Operating results may also fluctuate due to factors such as the demand for the Company's products, the size and timing of customer orders, the introduction of new products and product enhancements by the Company or its competitors, changes in the proportion of revenues attributable to royalties and service, product mix, timing of software enhancements, changes in the level of operating expenses, and competitive conditions in the industry. Because the Company's staffing and other operating expenses are based on anticipated revenue, a substantial portion of which is not typically generated until the end of each quarter, delays in the receipt of orders can cause significant variations in operating results from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 1996, the Company had cash and cash equivalents of $0.6 million. Subsequently, on January 29, 1997 the Company issued a $0.5 million subordinated secured convertible promissory note to Cetronic AB, and on February 14, 1997 the Company issued $0.5 million of subordinated unsecured convertible promissory notes to certain shareholders of Cetronic AB. See Note 16 of Notes to Financial Statements.

    Net cash used for operating activities was $3.1 million in 1996, resulting primarily from the net loss, an increase in inventories and accrued payroll and related expenses, partially offset by increases in accounts payable and accrued expenses and deferred revenue. Net cash used for operating activities was $3.2 million in 1995, resulting primarily from the net loss, an increase in inventories and a decrease in accrued payroll and related expenses, partially offset by increases in accounts payable and accrued expenses.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in the Prospectus.

    Net cash used in investing activities was $0.3 million in 1996 and $0.15 million in 1995, used for the purchase of furniture, test and manufacturing equipment.

    Net cash provided by financing activities was $1.6 million in 1996. On November 1, 1996, the Company sold $1.6 million of Series A Convertible Preferred Stock with net proceeds of $1.3 million (see Note 4 of Notes to Financial Statements). Other financing activities in 1996 consisted of proceeds from equipment financing, advances on the Company's revolving line of credit (see Note 5 to Notes to Financial Statements) and proceeds from the exercise of stock options, partially offset by the repayment of amounts due on capital leases and equipment financing notes. Net cash provided by financing activities was $5.4 million in 1995, consisting of net proceeds of $4.8 million from the IPO, the issuance of $1.5 million of 8% convertible notes, proceeds from equipment financing and proceeds from the exercise of stock options, partially offset by the repayment on the closing of the IPO of $1.0 million of 8% convertible notes and the repayment of amounts due on capital leases and equipment financing notes.

    The Company has a $500,000 revolving credit line with a bank, with amounts available for borrowing based upon the level of qualified receivables and upon maintaining certain financial covenants. As of December 31, 1996, the Company was not in compliance with several of these covenants; however, the bank has temporarily waived the compliance requirement. The balance of outstanding borrowings under the line at December 31, 1996 was $322,743. As of February 20, 1997, there were no outstanding borrowings under the credit line. The bank line of credit arrangement expires June 15, 1997.

    Following this Offering, the Company may require additional capital to fund its operations.* Although its losses are expected to continue at least through the first half of 1997, and there can be no assurance that the Company will ever achieve profitability, the Company anticipates that its existing capital resources, its bank line and revenues from operations, together with the net proceeds of this Offering will be adequate to satisfy its working capital requirements through the first quarter of 1998.* The Company's actual working capital needs will depend upon numerous factors, however, including the extent and timing of acceptance of the Company's products in the market, the Company's operating results, the progress of the Company's research and development activities, the cost of increasing the Company's sales and marketing activities and the status of competitive products, none of which can be predicted with certainty. As a result, there can be no assurance that the Company will not require additional funding prior to such date. If required, there can be no assurances that such capital will be available on acceptable terms, if at all, and such terms may be dilutive to existing stockholders. The inability to obtain such financing would have a material adverse effect on the Company's results of operations. The Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms that are highly dilutive to current investors in the Company. The Company's independent auditors included an explanatory paragraph in their audit opinion with respect to the Company's 1996 financial statements which indicated substantial doubt about the Company's ability to continue as a going concern due to recurring operating losses and the need for additional financing. The factors leading to, and the existence of, the explanatory paragraph may materially adversely affect the Company's relationship with customers and suppliers, its ability to obtain revenue and manufacture products and its ability to obtain financing.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in the Prospectus.

                                    BUSINESS

    THE FOLLOWING BUSINESS SECTION CONTAINS FORWARD-LOOKING STATEMENTS (IDENTIFIED WITH AN ASTERISK "*") THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

INDUSTRY OVERVIEW

    Socket Communications, Inc. ("Socket" or the "Company") develops and sells data communications solutions for the mobile computer market. The market for mobile computers has grown rapidly in recent years. Demand for notebook computers has increased as their capabilities have expanded and their size, weight and price have been reduced. Demand for handheld personal computers ("H/PCs"), such as palmtops and personal digital assistants, although slow to materialize initially, is projected to increase as a result of the recent launch of the Microsoft Windows CE operating system and Windows CE-based devices from Casio, Compaq and other electronic appliance manufacturers.* The Yankee Group, an independent market research firm, projects that the installed base of mobile computers, including all varieties of H/PCs and notebook computers, will grow from 10.2 million in 1995 to 43.2 million in 2000.*

    The growth in the number of mobile computers has corresponded with a significant increase in the quantity and complexity of information that businesses need to deliver to their mobile workforces. In response to these data delivery requirements, several technologies and approaches have been developed to effectively monitor, collect, deliver and efficiently use vast amounts of relevant data. Such emerging solutions include: narrowcasting or "webcasting," the ability to deliver highly customized information to users from multiple data sources; software that enables the automation of sales processes and information exchanges between hundreds or thousands of mobile computer users and central information systems containing enterprise-wide customer databases; Windows CE, the first standard operating system for H/PCs, which is expected to result in a significant increase in the development of third-party applications software for such devices; and the resulting launch of Windows CE-based H/PCs by leading vendors such as Casio and Compaq.*

    Furthermore, in an environment where service responsiveness and cost efficiency are key competitive differentiators, enterprises must have the ability to deliver time-sensitive and relevant information to their off-site employees immediately and not wait until such employees can obtain access to a telephone line or other means of wired transmission. For example, financial service firms need to deliver up-to-the minute stock quotes and company news to their brokers, and sales organizations need to transmit promising leads and appointment changes to their field representatives. More generally, the mobile professional needs to receive time-sensitive messages and calendar updates as soon as possible.

    To date, no vendor has been able to provide an effective solution that enables the delivery of sufficient quantities of relevant data on a timely basis to mobile computer users. The paging network is generally superior for such purposes to two-way radio networks (such as Ram, Ardis and CDPD) and to the cellular network because paging provides significantly more extensive coverage, and lower equipment and service costs. Until recently, paging was optimized for, and restricted to, numeric and limited alphanumeric notification. However, the Company believes that data paging has the potential to provide an effective solution to more complex wireless information delivery needs as a result of the

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

recently increased capacity of paging networks, the decreasing costs of data pagers and related services, the growing number of page-enabled applications and the introduction of certain proprietary technologies developed by the Company.*

STRATEGY

    Socket's objective is to provide the leading solution to the need to deliver time sensitive data to mobile computer users.* The Company's PageCard Wireless Messaging System ("WMS") is an integrated hardware, software and service offering using the paging network that consists of: (i) the PageCard receiver that connects to a mobile computer through a PC Card interface; (ii) the PageSoft suite of software applications and utilities designed to facilitate the transmission of information from the office to the mobile computer through the PageCard receiver; and (iii) wireless messaging notification and support services.

    Socket's strategy to achieve its objective of establishing the PageCard WMS as the leading wireless solution by which time sensitive data is delivered to mobile computer users includes the following key elements:

LEVERAGE SOCKET'S HARDWARE AND SOFTWARE TECHNOLOGY TO INTRODUCE INNOVATIVE WIRELESS SOLUTIONS

    Socket has developed a set of hardware and software building blocks which are designed to enable the Company to bring innovative products to market quickly, to offer these products for multiple computer platforms and to manufacture and package them at a low cost. These building blocks include: (i) a library of software tools which are designed to minimize product development time and maximize platform independence; (ii) the Company's high integration serial ("HIS") chip, which is designed to serve as the basis for single or dual port serial communications devices, thereby reducing cost, component count, power requirements and software development effort; and (iii) Socket's universal bus interface, which enables Socket's products to work with a variety of PC Card hosts.

LEVERAGE EMERGING INDUSTRY STANDARDS

    Socket is continually enhancing the PageCard WMS to optimize it for those industry standards that the Company believes will serve as the foundation for future wireless data transfer and mobile workforce solutions.* With regard to national one-way paging technologies, the Company believes that FLEX will eventually replace POCSAG because it is faster and more efficient.* The Company is therefore working with Cetronic AB to develop a FLEX-compatible version of the PageCard WMS, which the Company expects to be commercially available by the fourth quarter of 1997.* With regard to two-way paging, the Company is a founding member of the Personal Air Communications Technology ("PACT") vendor forum to promote and facilitate the development of end-to-end two-way wireless messaging products and applications using the PACT two-way messaging protocol being developed by AT&T. The Company also expects to develop a version of the PageCard WMS that will be compatible with the REFLEX two-way paging technology by the end of 1998.* Finally, the Company has adapted the PageCard WMS to operate with Microsoft's recently announced Windows CE operating system platform for H/PCs.

EXPAND DATA PAGING MARKET BY PAGE-ENABLING ENTERPRISE-WIDE SOFTWARE APPLICATIONS

    The Company believes that management information system administrators and corporate mobile workforces prefer to work with familiar software applications. The Company intends to expand the market for the PageCard WMS by page-enabling existing applications to allow the transfer of data from an application through the paging network to the PageCard receiver where it can be downloaded into a mobile computer. For this purpose, the Company has developed a software developers kit

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

("SDK"), which is designed to provide program interfaces that make it easy for software developers to page-enable their applications and to work with major Microsoft environments, both in real and protected mode, including DOS, Windows, Windows for Workgroups, Windows NT, Windows 95 and Windows CE. The SDK is designed to facilitate the page-enabling of emerging software applications in areas such as groupware, contact management and sales force automation, news and information alerts, and investment portfolio management.

ESTABLISH STRATEGIC ALLIANCES AND BUSINESS RELATIONSHIPS

    The Company has established and intends to continue to establish strategic alliances with leading participants in various segments of the communications, software and mobile computer markets.* The Company believes these alliances and relationships enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presence of these companies in establishing and maintaining Socket's own position in the wireless data communications industry. In accordance with this strategy, the Company has entered into alliances or relationships with GTE, Mitsubishi, Casio, Apple Computer, Cetronic AB, Bell Mobility, The National Dispatch Center, PageNet, and Lucent Technologies. In addition, the Company intends to establish technology partnerships and cross-marketing agreements with leading vendors in the narrowcasting or "webcasting" software market, the groupware software market, the sales force automation software market and the H/PC market, each of which the Company believes will broaden the acceptance of, and expand the need for, the PageCard WMS.* See "-- Strategic Alliances and Business Relationships."

ESTABLISH AND LEVERAGE THIRD-PARTY INTEGRATOR AND DISTRIBUTION CHANNELS

    The Company has adopted a multichannel distribution strategy which focuses on OEM and integrator channels. Due to the unique characteristics that differentiate the PageCard WMS from most other paging devices, the Company believes that its products will be sold primarily through a third-party integrator channel which provides mobile computing products and strategies to organizations, rather than the traditional retail pager and cellular channels.* The Company's direct sales force calls upon paging service providers, computer resellers, VARs, ISVs, distributors and network administrators and mobile computer professionals within major corporate accounts to create product awareness, assist in product evaluations, provide ongoing education and support and expand the use of the PageCard WMS.

    The Company is currently working with several third-party integrators to develop PageCard WMS solutions targeted toward selected vertical markets. For example, the Company is working with a leading third-party integrator in the home health care field to develop a solution that the parties believe would resemble the following description.* Home health care nurses would download patient care information from a central computer over the telephone line into their Apple Newton Messagepads each day before beginning their visits. The patient records would include patient care instructions and pertinent patient information. At the conclusion of the patient visit, the nurse would write a service report on the Messagepad server, which record would be added to the electronic patient record. Updated patient records would be uploaded by the nurse at the end of the day to the central computer, which would update the master patient file and provide data for use by medical personnel (patient monitoring) and by administration personnel (billing). The patient record system is being page-enabled to allow patient data to be forwarded to a nurse wirelessly when changes occur to patient instructions during the day of a visit, or when a nurse is redirected to a patient not previously scheduled for a visit. As a result, nurses would have current patient care information available and current patient care record information would be maintained.*

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

PRODUCTS

    The Company's products include, in addition to the PageCard WMS, "page-enabled" applications software and a family of serial and Ethernet card products.

PAGECARD WIRELESS MESSAGING SYSTEM

    The PageCard WMS has three components: the PageCard receiver, PageSoft communications software and Socket's Wireless Messaging Services.

    PAGECARD RECEIVER. The PageCard receiver is a dual-mode pager that functions as a stand-alone alphanumeric pager and connects to a mobile computer through a Type II or Type III PC Card interface enabling wireless messages to be delivered directly to a mobile computer. An easy-to-read LCD display, two control buttons and an audible beeper enable the PageCard receiver to replace the mobile professional's existing pager. A typical alphanumeric pager weighs 6 oz., can store up to 40 messages and has a total memory capacity of 6,000 characters. The PageCard receiver weighs 2.2 oz., holds up to 370 messages and has a total memory capacity of 128,000 characters.

    Developed in partnership with Mitsubishi, the PageCard receiver is compatible with the POCSAG worldwide paging transmission standard and is available in the 900 MHz range, the primary frequency range in North America, and 466 MHz, the Euromessage paging frequency. The Company believes that the PageCard receiver is the only commercially available PC Card pager which supports the 466 MHz frequency. These capabilities enable the PageCard receiver to take advantage of the extensive wireless data networks already in place.* The Company expects to complete the development of its next generation PageCard WMS for the higher-capacity paging networks based on the FLEX protocol during 1997.* The Company also intends to continue developing its two-way PageCard WMS product during 1998.*

    The PageCard receiver can be used with any Windows-based PC, Windows-based H/PC, the Hewlett-Packard LX Series, the Apple PowerBook and the Newton MessagePad. The plug-and-play capability of the PageCard receiver and the software tools included in Socket's SDK enable mobile computer users to download wireless data into their mobile computers simply by inserting the PageCard receiver into a Type II or Type III PC card slot. Such data messages would be difficult or impossible to read using a conventional alphanumeric pager.

    The PageCard receiver handles numeric, alphanumeric and binary data and three categories of messages:

    - PRIVATE MESSAGES are sent to the primary address of the PageCard receiver and are usually intended for a single user. They can be numeric pages, text messages, e-mail, binary file updates or notification of faxes, caller holding or voice mail.

    - GROUP MESSAGES can be broadcast to multiple PageCard receivers. Examples of group messages include text messages to a field sales or service force, binary file updates to price lists or inventory databases or any other information that an enterprise generates internally and wishes to distribute efficiently to a local or national field force. The most significant cost advantage of group message broadcasting is that there is no cost difference between sending a paging message to a single PageCard receiver and sending one to an unlimited number of PageCard receivers. Group messages which update binary files also save the time a field force would otherwise spend calling the corporate network and downloading file updates via a modem.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

    - INFORMATION SERVICE MESSAGES are for public information services that provide stock prices, mortgage rates, currency exchange rates, news feeds, weather, sports scores, traffic information and other data.

    PAGESOFT COMMUNICATIONS SOFTWARE. PageSoft is a suite of applications and utilities designed to make it easy to transmit relevant information from the office to the PageCard receiver and to download it from the PageCard receiver into a mobile computer. PageSoft currently consists of send, receiver and mail forwarding software. The current Windows versions of the send and receive software support Windows 3.1, Windows 95, Windows 95 and Windows CE. The Company's Windows send and receive software incorporates advanced messaging features including binary file transfers, compression, encryption, and the Company's message intercept protocol which facilitates the routing of multiple types of messages to the applications for which they are intended or to the e-mail in-boxes of Microsoft Mail, cc:Mail, Windows CE e-mail, Lotus Notes Mail or a generic e-mail in-box. Mail forwarding software for Microsoft Mail is a rules-based mail forwarding agent that resides on a server (or a second desktop system) and automatically forwards user selected e-mail messages to the PageCard. Users are able to instruct the forwarding agent to monitor their e-mail in-box on the office network, check for specified criteria such as the sender or the subject and forward either the entire message or a specified number of characters of the message to the user's PageCard receiver via a modem. E-mail forwarding software for cc:Mail is also available. E-mail forwarding software for Lotus Notes Mail is available from Lotus Corporation.

    SOCKET WIRELESS MESSAGING SERVICES ("SWIMS"). SWiMS is a low-cost, turnkey messaging and support system that includes a personal toll-free number, immediate activation, unified billing, modem-based message dispatch, operator-assisted dispatch and message reconciliation, an Internet gateway with a personal PageCard receiver Internet address, fax notification with on-demand forwarding, voice messaging and annotation of faxes with on-demand playback, message scheduling and a 24-hour bulletin board system that enables a computer with a modem to send messages to the PageCard receiver. SWiMS currently uses the nationwide carrier service of PageNet, the largest paging carrier in the U.S., with over 6.2 million subscribers. SWiMS is administered by The National Dispatch Center.

    SWiMS is an integrated service for monitoring and managing major forms of electronic business communications, including:

    TELEPHONE: A colleague can call the personal toll-free number of a SWiMS subscriber and dictate a message to an on-line operator. The message will then be sent to the subscriber's PageCard receiver. This operator dispatch service is available 24 hours a day, seven days a week.

    FAX: A colleague can send a fax to the personal toll-free number of a SWiMS subscriber. SWiMS will store the fax and send wireless notification to the subscriber's PageCard receiver that a fax is waiting. The SWiMS subscriber can locate the most convenient fax machine (e.g., at a hotel, a copy center, a customer's site), call the toll-free number, supply a password and specify the phone number of the fax machine. SWiMS will then forward the fax to that phone number. A SWiMS operator will also read the fax message to the subscriber if requested, which facilitates getting the information if a fax machine is not readily available.

    VOICE MAIL: Colleagues can send voice messages of up to five minutes in conjunction with, or in lieu of, a fax. SWiMS will store the voice message and immediately send wireless notification to the subscriber's PageCard receiver. Subscribers can play these voice messages back over the phone after supplying the correct password.

    CALL CONNECT: Colleagues can call the subscriber's toll-free number and ask to be connected to the subscriber. SWiMS will immediately send wireless notification to the subscriber's PageCard receiver that a caller is waiting. The subscriber can call in on the toll-free number and will be connected. If the subscriber does not call in, the colleague is routed to voice mail.

    PAGER: SWiMS enables colleagues to send messages to the personal toll-free number of a SWiMS subscriber via telephone dictation or, for numeric messages, via touch-tone phone input. Colleagues can send messages via modem to a special toll-free number by using specialized software, or by logging into the SWiMS BBS with a modem using conventional communications software. Subscribers can also schedule pages to be sent to themselves for remembering important information and events by dictating the message and transmission time to an operator.

    E-MAIL: SWiMS offers an Internet e-mail gateway which enables a colleague to send a wireless message of up to 690 characters to the SWiMS subscriber's PageCard receiver simply by sending e-mail to the user's PageCard receiver's Internet address.

    MESSAGE RECONCILIATION: SWiMS offers on-demand message reconciliation and reading or retransmission via operator or the BBS. Messages will be stored for message reconciliation and retransmission for up to 30 days. SWiMS sequentially numbers messages sent to a subscriber which assists the subscriber in determining that all messages sent have been received.

PAGE-ENABLED SOFTWARE APPLICATIONS

    The Company's SDK facilitates the page-enabling of software applications and allows software developers to work with major Microsoft operating systems, both in real and protected mode, including DOS, Windows, Windows for Workgroup, Windows NT, Windows 95 and Windows CE. The Company has also developed software to page-enable Symantec's Act!, a popular contact management program. The Company intends to work with VARs and ISVs to page-enable additional applications.*

SERIAL I/O CARDS

    Socket developed the first commercially available PC Card serial card in 1993 and believes that it is the leading worldwide supplier of serial cards. In 1996, Socket developed and introduced other serial card products including a ruggedized serial card, a dual serial card and a serial-Ethernet combination card. The Company expects to introduce an infrared serial card in the first quarter of 1997.* On a PC Card mobile computer, the Socket Serial I/O card operates as a standard communication port, and can work with conventional serial communications programs such as LapLink and PROCOMM. Uses for the serial cards include attaching input devices such as stenography machines for court reporting or bar code scanners, data collection devices such as medical monitoring instruments or data scopes, high speed fax/modems, or output devices such as label printers. The Serial I/O cards can be used with any Windows-based PC Card mobile computer, Windows CE-based H/PC, the HP 100/200 LX palmtop, the Sun Voyager, the Apple PowerBook and the Newton MessagePad, the Sharp Zaurus and others.

ETHERNET CARDS

    Socket released the first commercially available PC Card Ethernet card in 1992. The 16-bit Socket EA and EA+ cards enable a PC Card mobile computer user to communicate with an Ethernet network at speeds comparable to the internal cards installed in workstations, which can be up to four times faster than network adapters based on parallel ports.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

    The Socket EA adapter includes a 10BaseT connector for unshielded twisted pair cabling, while the Socket EA+ adapter includes both a 10BaseT and a 10Base2 connector. The Socket EA and EA+ are compatible with the popular NE2000 network controller, making them compatible with the major PC-based network operating systems.

STRATEGIC ALLIANCES AND BUSINESS RELATIONSHIPS

    The Company has established strategic alliances and business relationships with the following companies:

    GTE, a telecommunications company, bundles the Company's PageCard receiving and wireless messaging software with GTE's wireless message services for a single monthly service fee. The Company and GTE also engage in joint selling and marketing activities in selected vertical markets.

    CASIO COMPUTER CORPORATION, a consumer-electronics product manufacturer and a leading supplier of Windows CE H/PCs, has a joint development, marketing and distribution agreement with the Company for the Company's Windows CE messaging software.

    APPLE COMPUTER, a computer manufacturer, is promoting the development of wireless vertical applications for the Newton MessagePad. The Company and Apple have completed a joint development program to page-enable the Newton MessagePad operating system to employ the Company's PageCard receiver for Newton-based wireless applications and are undertaking joint sales and marketing activities in selected vertical markets.

    CETRONIC AB, a wireless products and technology company, and the Company are jointly developing a PageCard receiver that is compatible with the higher speed FLEX paging networks.

    BELL MOBILITY, a telecommunications company, distributes the Company's PageCard in Canada.

    PAGENET, the largest paging carrier in the U.S., is the paging network provider for the paging frequencies used by the Company's U.S. PageCard. PageNet's services are provided through the Company's contract with the National Dispatch Center and through GTE.

    THE NATIONAL DISPATCH CENTER, a paging gateway service provider, administers SWiMS.

    LUCENT TECHNOLOGIES (formerly AT&T Microelectronics), a semiconductor chip manufacturer, collaborated with the Company on the development of the Company's proprietary HIS chip and currently serves as the foundry for the HIS chip.

    MITSUBISHI CORPORATION, a manufacturer and distributor, supplies the Company's PageCard receiver.

PROPRIETARY TECHNOLOGY

    Socket has developed a number of technology building blocks to enhance its ability to develop new hardware and software products, to offer products which run on multiple host platforms and to manufacture and package products efficiently.

    Socket's most important hardware building block is the universal bus interface, a highly flexible implementation of the PC Card interface whose features include programmable bus steering, dual mapping of control and data registers into both memory and I/O space, an extensive card information structure which includes function ID and function extension tuples, share-memory arbitration circuitry, support for "execute-in-place," the ability to support both level and edge triggered interrupts from multiple sources, host synchronization during initialization and complete polarity and masking control of interrupts. Socket's universal bus interface enables Socket's products to work with major PC Card hosts. Socket's PageCard receiver is compatible with PC Card Windows notebooks, Windows CE H/PCs, the Apple PowerBook, the Apple Newton MessagePad and the HP 100/200 LX palmtop.

    Socket's universal bus interface has been incorporated into several application specific integrated circuits, including Socket's HIS chip, a highly integrated general purpose serial interface used in both the PageCard receiver and the Serial I/O Card to control signal transmission between these products and the mobile computer's PC Card slot.

    Socket has also developed a library of software tools which are used to reduce product development time and maximize platform independence. These tools include smart installation software which works across Socket's entire product line, ODI and NDIS network driver software for the Ethernet card, direct enabler software for major PC Card hosts and Card Service client drivers for plug-and-play "Hot Swap" operation.

    Socket's PageSoft communications software and SDK form the basis of an extensive suite of one-way messaging tools and utilities that are designed to enable Socket to add value to the PageCard WMS and its derivatives and establish a family of proprietary software products.

SALES AND MARKETING

    The Company markets its products through OEMs, paging service providers, computer platform vendors, vertical market VARs, and a worldwide network of distributors and resellers. The Company is also collaborating with independent software vendors to develop applications and tools to be used with the PageCard WMS, some of which are expected to be jointly marketed by the Company.* The Company supports its distributors and resellers through education, training and customer assistance by the Company's sales, marketing and technical support staff and third party manufacturers' representatives. During 1996, distributors Ingram Micro and Tech Data accounted for 17% and 12% of the Company's revenues. As of December 31, 1996, the Company had 12 people in sales, marketing and technical support. The Company intends to increase its sales and marketing effort by adding personnel and increasing promotional activities.*

    Consistent with industry practice, the Company provides its distributors with stock balancing and price protection rights which permit these distributors to return slow-moving products to the Company for credit and to receive price adjustments for inventories of the Company's products held by distributors if the Company lowers the price of those products. The effect of such returns and adjustments on the Company's operating results is minimized since the Company recognizes revenues on products shipped to distributors at the time the merchandise is sold by the distributor. To date, the Company has not experienced any significant returns or price protection adjustments.

    The Company relies significantly on its OEMs, distributors and resellers for the marketing and distribution of its products. Of particular importance to the Company are its relationships with GTE, Casio Computer, Apple Computer and Bell Mobility for the distribution of its wireless messaging products. The Company's agreements with OEMs, distributors and resellers, in large part, are nonexclusive and may be terminated on short notice by either party without cause; furthermore, the Company's OEMs, distributors and resellers are not within the control of the Company and are not obligated to purchase products from the Company and may represent other lines of products. A reduction in sales effort or discontinuance of sales of the Company's products by its OEMs, distributors and resellers could lead to reduced sales and could materially adversely affect the Company's operating results.

    The Company is generally able to ship orders when received and does not have significant backlog.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

    Export sales represented approximately 40%, 40% and 52% of the Company's revenue for the years ended December 31, 1996, 1995 and 1994, respectively. Export sales are subject to the complications of complying with laws of various countries and the risk of import/export restrictions and tariff regulations.

MANUFACTURING

    The Company subcontracts the manufacture of substantially all of its products to independent, third party contract manufacturers on a sole source basis. The Company performs final product testing and packages its products at its Newark, California facility.

    Sole source components include the Company's proprietary HIS chip manufactured by Lucent Technologies that controls the signal transmission between the Company's PageCard receiver and Serial I/O products and the PC Card slot on the mobile computer, the PageCard receiver board and RF display, which are purchased from Mitsubishi Corporation in Japan, the Ethernet card purchased from Quanta Electro in the United States, the Serial I/O card manufactured by Hi-Tech Manufacturing in the United States, and certain other cable and connector components. Although to date the Company has generally been able to obtain adequate supplies of these components, certain of these components are purchased on a purchase order basis, and the Company does not have long-term supply contracts for these components. In particular, the Company purchases HIS chips from Lucent Technologies, Tamarack chips from Tamarack, Ethernet cards from Quanta Electro and Serial I/O cards from Hi-Tech Manufacturing by purchase order under standard commercial terms and conditions in the industry. The Company has an agreement with Mitsubishi with a three year term ending December 1997 subject to automatic renewals and termination for material breach and certain other events. The Mitsubishi agreement covers the development of the current PageCard POCSAG receiver and subsequent improvement and modifications as determined by the parties, as well as the mutual provision of engineering and technical assistance. The agreement also sets forth procedures for orders, purchases, forecasts and pricing, and requires that the Company maintain a standby letter of credit to cover PageCard purchases from Mitsubishi.

    Although the Company's suppliers are generally large, well-financed organizations, in the event that a supplier were to experience financial or operational difficulties that resulted in a reduction or interruption in supply to the Company, it would materially adversely affect the Company's results of operations until the Company established sufficient manufacturing supply through an alternative source which could take a significant period of time including qualifying an alternative subcontractor, redesigning the product as necessary, and commencing manufacturing.

RESEARCH AND DEVELOPMENT

    Since its inception, the Company has made substantial investments in research and development. The Company believes that its future performance will depend in large part on its ability to develop significant enhancements to its PageCard receiver and PageSoft communications software and to develop successful new products for emerging and existing markets.* In particular, the Company believes the timely completion and expected introduction of a FLEX version of the PageCard in the second half of 1997 and the development and introduction of a two-way paging product after 1997 is important to maintain a technological leadership position in wireless solutions and remain competitive.* As of December 31, 1996, the Company had seven persons on its product development staff and

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

hires engineering consultants to perform additional engineering services from time to time as required. Research and development expenditures were $1.1 million, $1.1 million and $1.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Company anticipates that it will continue to commit substantial resources to research and development in the future. *

COMPETITION

    The overall market for communications products is increasingly competitive, and the Company expects competition in each of its market areas to intensify.* The Company anticipates intense competition from a number of new and established wired and wireless computer, communications and network equipment companies.* Increased competition, direct and indirect, could materially adversely affect the Company's revenues and ability to achieve profitability through pricing pressure and loss of market share.

    Many of the Company's present and potential competitors have substantially greater financial, marketing, technical and other resources than the Company and may succeed in establishing technology standards or strategic alliances in the data communications market, obtain more rapid market acceptance for their products or otherwise gain a competitive advantage.

    Currently, the Company does not have a direct competitor for its PageCard WMS whose unique features as a data paging system include its capability to receive, store and download long messages and data, the ability to direct multiple simultaneous messages from different applications to their intended laptop application or electronic mail inbox, and the capability to read messages on a digital display. The Company faces indirect competition for short messaging applications from alphanumeric pagers which are produced by many companies including Motorola, NEC, and others, and from alternative methods of downloading information into a mobile computer, primarily over telephone lines or other wireless data networks.

    The Company competes with IBM and Smart Modular Technologies, among others, in the serial card market. The market for the Company's Ethernet card is highly competitive. Market leaders for Ethernet cards include 3Com and Xircom. The Company also faces competition from combination cards which combine Ethernet and other functions such as fax/modem. Companies offering combination cards include 3Com, Xircom, and U.S. Robotics.

INTELLECTUAL PROPERTY RIGHTS

    The Company relies on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary rights. The Company has filed applications for two patents in the United States. As part of its confidentiality procedures, the Company generally enters into non-disclosure agreements with its employees, distributors and strategic partners, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise to obtain and use the Company's products or technology without authorization, or to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain foreign countries.

    There are no current pending material claims that the Company's products, trademarks or other proprietary rights significantly infringe the proprietary rights of third parties. However, there can be no assurance that the Company will not receive in the future communications from third parties

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

asserting that the Company's products infringe, or may infringe, the proprietary rights of third parties which could result in significant additional expense to the Company or the discontinuation of use or redesign of infringing products.

PERSONNEL

    As of December 31, 1996, the Company employed 28 people on a full-time basis. Of these, 12 were responsible for sales, marketing and customer technical support, seven were in research and development, five were in finance and administration and four were involved in operations. The Company's employees are not represented by a union, and the Company considers its relationship with its employees to be good. The Company's future success will depend in significant part upon the continued service of certain key technical and senior management personnel, and the Company's continuing ability to attract, assimilate and retain highly qualified technical, managerial and sales and marketing personnel.* The Company does not have key man life insurance for any of its employees.

FACILITIES

    The Company leases a 23,000 square foot facility in Newark, California. The facility is subject to a lease which expires in 2001. The current monthly rent is approximately $16,325. The Company believes that its current facilities are sufficient to meet its needs for the foreseeable future.

------------------------
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors" and elsewhere in this Prospectus.

                                   MANAGEMENT

Executive Officers and Directors

    The current executive officers and directors of the Company, and their ages as of December 31, 1996, are as follows:

NAME                                      AGE                  POSITION
----------------------------------------  ---  ----------------------------------------
Charlie Bass............................  54   Chairman of the Board of Directors
Martin S. Levetin.......................  56   President & Chief Executive Officer and
                                               Director
Micheal L. Gifford......................  38   Executive Vice President and Director
Kevin J. Mills..........................  36   Vice President of Operations
David W. Dunlap.........................  54   Vice President of Finance and
                                               Administration and Chief Financial
                                                Officer
Howard M. Case..........................  52   Vice President of Marketing
John E. O'Leary.........................  41   Vice President of Sales
Jack C. Carsten (1)(2)..................  55   Director
Gary W. Kalbach (1)(2)..................  55   Director

------------------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

    The Company currently has authorized five directors. All directors are elected to hold office until the next annual meeting of stockholders of the Company and until their successors have been elected. Officers are elected at the first Board of Directors meeting following the stockholders' meeting at which the directors are elected and serve at the discretion of the Board of Directors.

    CHARLIE BASS co-founded the Company in March 1992, and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass has been the General Partner of Bass Associates, a venture capital firm, since September 1989. Dr. Bass currently serves as a director of Meridian Data, Inc., SoloPoint, Inc. and several private companies. Dr. Bass is also a consulting professor of electrical engineering at Stanford University. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

    MARTIN S. LEVETIN has been President and Chief Executive Officer of the Company since March 1, 1996 and has served as a director of the Company since that date. From March 1991 through February 1996, Dr. Levetin held several positions at RAM Mobile Data, a wireless networking company, including Senior Vice President--Systems and Technology and Vice President and General Manager--Wireless Messaging. Dr. Levetin served as Operations Support Systems Director for Andersen Consulting, a consulting company, from September 1990 to March 1991 and held various positions with AT&T, a communications company, from 1968 to 1990 including International Sales director and General Manager, Product and Market Management. Dr. Levetin holds a Ph.D. in electrical engineering from Northeastern University.

    MICHEAL L. GIFFORD has been a director of the Company since its inception in March 1992 and has served as Executive Vice President since October 1994. Mr. Gifford served as President of the Company from its inception in March 1992 to September 1994, and as the Company's Chief Executive Officer from March 1992 to June 1994. From December 1986 to December 1991, Mr. Gifford served as a director and as Director of Sales and Marketing for Tidewater Associates, a computer consulting and product development company. Prior to working for Tidewater Associates, Mr. Gifford co-founded and was President of Gifford Computer Systems, a computer network integration company. Mr. Gifford received a B.S. in Mechanical Engineering from the University of California at Berkeley.

    KEVIN J. MILLS has served as the Company's Vice President of Operations since September 1993. Prior to joining the Company, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as Director of Operations. He received a B.E. in Electronic Engineering from the University of Limerick, Ireland.

    DAVID W. DUNLAP has served as the Company's Vice President of Finance and Administration and Chief Financial Officer since February 1995. Prior to joining the Company, Mr. Dunlap served as Vice President of Finance and Administration at Appian Technology Inc. ("Appian"), a semiconductor company, from September 1993 to February 1995. Appian filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code in August 1994 (the "Bankruptcy Code") in connection with the sale of substantially all of its assets to Cirrus Logic, Inc. Mr. Dunlap served as Vice President of Finance and Administration and Chief Financial Officer at Mountain Network Solutions, Inc., a computer peripherals manufacturing company, from March 1992 to September 1993. From June 1990 to March 1992, Mr. Dunlap was the Vice President of Finance and Administration and Chief Financial Officer at Touch Communications, Inc. ("Touch"), a network software company. In January 1992, Touch filed a voluntary petition for bankruptcy under Chapter 11 of the Bankruptcy Code in connection with the sale of substantially all of its assets. In 1989, Mr. Dunlap served as Chief Financial Officer at Supertek Computers, Inc., a minisupercomputer manufacturing company, which was sold to Cray Research, Inc. He is a certified public accountant, and received an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

    HOWARD M. CASE has served as the Company's Vice President of Marketing since July 1996 and as a marketing consultant to the Company from May 1996 to July 1996. Prior to joining the Company, he held various positions with RAM Mobile Data, a wireless networking company, from 1992 to December 1995, the most recent as Vice President, Wireless Messaging. In 1983, Mr. Case co-founded Conetic System, a messaging software company which developed Higgins groupware software, and served as its Vice President/Sales and Marketing until it was acquired in March 1989 by Enable Software, a software company. Mr. Case continued with Enable Software as Vice President Sales and Marketing - The Higgins Group from March 1989 to December 1991. Mr. Case has a B.S. degree from Spring Hill College, Mobile, Alabama.

    JOHN E. O'LEARY has served as the Company's Vice President of Sales since July 1996. Prior to joining the Company, he held various marketing and sales management positions with Digital Equipment Corporation ("Digital"), a computer systems manufacturer, from 1986 through July 1996, serving most recently as Vice President, Systems Business Unit which marketed and sold Digital's servers, workstations and network software in the western United States. Mr. O'Leary received an M.B.A. from the University of New Hampshire and a Bachelor of Arts degree from Holy Cross College, Boston, Massachusetts.

    JACK C. CARSTEN has been a director of the Company since May 1993. He also served in a consulting capacity as the interim Chief Executive Officer of the Company from July 1994 to September 1994. Mr. Carsten owns and operates Technology Investments, a venture capital firm. Prior to founding Technology Investments, Mr. Carsten was a general partner of U.S. Venture Partners, a venture capital firm. Prior to U.S. Venture Partners, he held senior management positions at Intel Corporation, most recently serving as Senior Vice President and General Manager of the Component Group, Microcomputer Group and ASIC Components Group. He received an A.B. in Physics from Duke University.

    GARY W. KALBACH has been a director of the Company since December 1993. Mr. Kalbach co-founded and has been a general partner of El Dorado Ventures, a venture capital firm, since May 1986. Prior to founding El Dorado Ventures, Mr. Kalbach served as a General Partner of the Sprout Group, a venture capital affiliate of Donaldson, Lufkin & Jenrette, from January 1983 to September 1985, and served as the sole general partner of West Coast Venture Capital from September 1978 to January 1983. Mr. Kalbach received an M.B.A. from San Jose State University and a B.S. in Business Administration from the University of California at Berkeley.

COMPENSATION OF DIRECTORS

    The Company's directors do not currently receive any cash compensation for service on the Board of Directors, but directors may be reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. The Company does, however, provide grants of stock options on a discretionary basis to its directors to compensate for their service as directors. Each such compensation decision is made by the Company's Board of Directors without participation by the interested director.

    In December 1996, Jack Carsten, a director of the Company, received an option to purchase 2,400 shares of the Company's Common Stock in exchange for his service as a director. The shares so received have an exercise price of $1.55 and vest in equal monthly increments over a twelve month period.

    In December 1996, Gary Kalbach, a director of the Company, received an option to purchase 2,400 shares of the Company's Common Stock in exchange for his service as a director. The shares so received have an exercise price of $1.55 and vest in equal monthly increments over a twelve month period.

    Charlie Bass, a director of the Company, provides consulting services to the Company from time to time on a per project basis. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the two individuals who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1996 or who acted in a similar capacity during such fiscal year and the three other executive officers whose total salary and bonus in fiscal 1996 exceeded $100,000 (the "Named Executive Officers"), for services rendered in all capacities to the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                      COMPENSATION
                                                                                                         AWARDS
                                                                                                      -------------
                                                          1996 ANNUAL COMPENSATION       OTHER         SECURITIES
                                                          ------------------------       ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION                      YEAR     SALARY ($)   BONUS ($)(1) COMPENSATION ($)     OPTIONS
---------------------------------------------  ---------  -----------  -----------  ----------------  -------------
Martin S. Levetin (2)........................       1996  $   134,333   $  62,197    $    36,006(3)        126,600*
 President, Chief Executive                         1995      --           --              --              --
 Officer and Director                               1994      --           --              --              --
Charlie Bass (4).............................       1996      --           --              --               55,767*
 Former acting Chief                                1995      --           --              --              --
 Executive Officer and                              1994      --           --              --              --
 Director
Micheal L. Gifford...........................       1996      120,000      22,211          --               35,745*
 Executive Vice President                           1995      111,378      26,602          --               22,445
 and Director                                       1994      100,000       5,903          --              --
David W. Dunlap (5)..........................       1996      120,000      18,775          --               15,914*
                                                    1995      100,008      21,232         13,500            21,341
                                                    1994      --           --              8,000           --
Kevin Mills..................................       1996       99,999      22,291          --               15,914*
                                                    1995       91,042      19,111          --                7,014
                                                    1994       85,934       3,934          --                5,144

------------------------
 * Includes options granted pursuant to the Compensation Committee's decision on December 18, 1996 to reprice certain outstanding options by exchanging outstanding options for new options priced to reflect the market price of the Company's Common Stock on the date of the exchange (the "Repricing"). See "Management -- Stock Option Information" and "Management -- Report on Repricing of Options."

(1) Represents cash bonuses earned for work performed during fiscal 1996. Bonuses earned during the first three fiscal quarters of fiscal 1996 were paid in fiscal 1996 whereas bonuses earned during the fourth fiscal quarter of 1996 were paid in the first quarter of fiscal 1997.

(2) Mr. Levetin joined the Company on March 1, 1996 as President and Chief Executive Officer. As of December 31, 1996, Mr. Levetin earned an annualized salary of $160,000.

(3) Consists of moving expenses incurred by Mr. Levetin (and reimbursed by the Company) in connection with his relocation in order to begin work at the Company.

(4) Dr. Bass served in a consulting capacity as acting Chief Executive Officer of the Company from January 1, 1996 through February 28, 1996. In consideration for such consulting services, the Company granted Dr. Bass an option to purchase 25,000 shares of Common Stock at an exercise price of $4.25 and vesting over a four-year period (the "Old Option"). In connection with the Repricing, Dr. Bass received an option to purchase 25,000 shares (the "New Option") in exchange for the cancellation of the Old Option. The New Option has an exercise price of $1.55. The New Option continues the vesting schedule of the Old Option except with respect to options vested as of the Repricing, which vest in equal monthly increments over the 12 months following the Repricing. Bass Associates, of which Dr. Bass is General Partner, is the record owner of the New Option. Dr. Bass disclaims beneficial ownership of shares owned by Bass Associates except to the extent of his pecuniary interest therein. See "Management -- Report on Repricing of Options."

(5) Mr. Dunlap joined the Company as Vice President of Finance and Administration and Chief Financial Officer on February 16, 1995. "Other Annual Compensation" for Mr. Dunlap consists of consulting fees paid by the Company to Mr. Dunlap prior to his joining the Company as an employee.

STOCK OPTION INFORMATION

    The following table sets forth certain information for the fiscal year ended December 31, 1996 with respect to each grant of stock options to the Named Executive Officers.

                          OPTION GRANTS IN FISCAL 1996

                                                                             INDIVIDUAL GRANTS
                                                        -----------------------------------------------------------
                                                          NUMBER OF
                                                          SECURITIES      % OF TOTAL
                                                          UNDERLYING    OPTIONS GRANTED    EXERCISE
                                                           OPTIONS      TO EMPLOYEES IN    PRICE PER    EXPIRATION
NAME                                                       GRANTED      FISCAL 1996 (1)  SHARE ($)(2)      DATE
------------------------------------------------------  --------------  ---------------  -------------  -----------
Martin S. Levetin.....................................       100,000           27.7%       $  4.25        3/1/06
                                                              26,600            7.4           1.55       12/18/06
                                                             100,000*          38.4*          1.55*      12/18/06*

Micheal L. Gifford....................................        13,300            3.7           1.55       12/18/06
                                                              22,445*           8.6*          1.55*      12/18/06*

Bass Associates.......................................        25,000            6.9           4.25        3/1/06
(Charlie Bass) (3)                                             2,400            1.8           1.55       12/18/06
                                                               3,367*           1.3*          1.55*      12/18/06*
                                                              25,000*           9.6*          1.55*      12/18/06*

David W. Dunlap.......................................         8,900            2.5           1.55       12/18/06
                                                               7,014*           2.7*          1.55*      12/18/06*

Kevin Mills...........................................         8,900            2.5           1.55       12/18/06
                                                               7,014*           2.7*          1.55*      12/18/06*

------------------------
 * Represents grant of options made pursuant to the Repricing. See "Management -- Report on Repricing of Options."

(1) Based on options granted to employees, consultants and directors during fiscal 1996, and, with respect to options granted in connection with the Repricing, on the 260,192 options so granted to employees, consultants and directors.

(2) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant.

(3) Bass Associates, of which Dr. Bass is General Partner, is the record owner of the stock options. However, Dr. Bass disclaims beneficial ownership of shares owned by Bass Associates except to the extent of his pecuniary interest therein.

    The following table sets forth certain information with respect to the value of stock options held by each of the Named Executive Officers for the fiscal year ended December 31, 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF              VALUE OF UNEXERCISED
                                                              SECURITIES UNDERLYING            IN-THE-MONEY
                                                              UNEXERCISED OPTIONS AT            OPTIONS AT
                                                             DECEMBER 31, 1996 (#)(1)    DECEMBER 31, 1996 ($)(2)
                                                            --------------------------  --------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  -------------
Martin S. Levetin.........................................      --            126,600    $  --         $  --
Micheal L. Gifford........................................      --             35,745       --            --
Charlie Bass..............................................       4,489         30,767        3,546        --
David W. Dunlap...........................................       7,020         23,221        5,546         4,311
Kevin Mills...............................................      10,170         22,111        7,494         2,905

------------------------
(1) No Named Executive Officer exercised stock options during fiscal 1996.
(2) Based upon a final bid price, as of December 31, 1996, of $1.38 per share.

STOCK PLANS

    1993 STOCK OPTION/STOCK ISSUANCE PLAN. The Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") was adopted by the Board of Directors in March 1993 and approved by the stockholders in April 1993. The 1993 Plan authorizes for issuance 257,182 shares of Common Stock. As of December 31, 1996, options to purchase a total of 68,024 shares (net of cancellations) had been exercised, options to purchase a total of 92,267 shares were outstanding and 96,891 shares remained available for future issuance. The Company does not expect to grant any additional options to purchase shares of the Company's Common Stock under the 1993 Plan.

    The 1993 Plan is divided into two separate components: (i) an option grant program under which employees (including officers) and independent consultants of the Company and any parent or subsidiary corporations may, at the discretion of the Compensation Committee, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of the fair market value of such shares on the grant date, and (ii) the Stock Issuance Program under which such individuals may, in the Committee's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of the fair market value at the time of issuance or as a bonus for services rendered the Company.

    The exercise price for options granted under the 1993 Plan may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised on a cashless basis through the same day sale of the purchased shares. The Committee may also permit the optionee to pay the exercise price through a promissory note payable in installments over a period of years. The amount financed may include any federal or state income and employment taxes incurred by reason of the option exercise.

    Special stock appreciation rights may also be granted under the 1993 Plan to officers of the Company who are subject to the short-swing profit restrictions of the federal securities laws. Upon the acquisition of 50% or more of the Company's outstanding voting stock pursuant to a hostile tender offer, each option with such a limited right outstanding for at least six months will automatically be canceled in exchange for a cash distribution to the officer based upon the tender offer price.

    1995 STOCK PLAN. The Company's 1995 Stock Plan (the "1995 Stock Plan") was adopted by the Board of Directors in April 1995 and stockholders in May 1995 and amended by the Board of Directors in February 1996 and by the stockholders in May 1996. As of December 31, 1996 a total of 435,000 shares of Common Stock were reserved for issuance under the 1995 Stock Plan; options to purchase a total of 397,098 shares were outstanding and options to purchase 37,902 shares remained available for future issuance. The 1995 Stock Plan provides for the grant to employees (including employee directors and officers) of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options and the grant or sale of restricted stock to employees and consultants. Non-employee directors are not eligible to participate in the 1995 Stock Plan.

    The 1995 Stock Plan may be administered by the Board or a committee approved by the Board, in either case in a manner that complies with Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"). The 1995 Stock Plan is administered by the Compensation Committee of the Board. The Compensation Committee has complete discretion to determine which eligible individuals are to receive option grants and share issuances, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive option or a nonstatutory option under the federal tax laws, the vesting schedule to be in effect for each option grant or direct stock issuance and the maximum term for which each granted option is to remain outstanding.

    The exercise price per share of all incentive stock options granted under the 1995 Stock Plan must be at least equal to the fair market value per share of Common Stock on the date of grant. The exercise price per share of all nonstatutory stock options shall be no less than 85% of the fair market value on the date of grant. The Company expects to continue its policy of setting stock option exercise prices at the fair market value per share of the Common Stock at the date of grant. With respect to any participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option or nonstatutory stock option must be equal to at least 110% of fair market value on the grant date. With respect to any participant who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock, the term of any incentive stock option or nonstatutory stock option may not exceed five years, however, the terms of all other options granted under the 1995 Stock Plan may not exceed ten years. The price per share of restricted stock granted under the 1995 Stock Plan shall be determined by the administrator on the date of grant. Options and restricted stock granted under the 1995 Stock Plan will typically be subject to a four-year vesting schedule.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

    In February 1996, the Company entered into an employment agreement with Martin S. Levetin, the Company's President and Chief Executive Officer. Pursuant to this agreement, which is terminable at will by either party, if the Company terminates Mr. Levetin's employment without cause, the Company shall pay Mr. Levetin (i) six months' base salary regardless of whether he secures other employment during these six months, (ii) health insurance until the earlier of the date of Mr. Levetin's eligibility for the health insurance benefits provided by another employer or the expiration of six months, (iii) the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination and (iv) certain other benefits including outplacement services and the ability to purchase at book value certain items of Company property purchased by the Company for Mr. Levetin's use, which may include a personal computer, a cellular phone, and other similar items.

    In July 1996, the Company entered into an employment agreement with Micheal Gifford, the Company's Executive Vice President. Pursuant to this agreement, which expires in December 31, 2000 and is terminable at will by either party, the Company is obligated to pay Mr. Gifford's base salary and if the Company terminates Mr. Gifford's employment without cause, the Company shall pay Mr. Gifford (i) six months' base salary regardless of whether he secures other employment during those six months, (ii) health insurance until the earlier of the date of Mr. Gifford's eligibility for the health insurance benefits provided by another employer or the expiration of six months, (iii) the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination and (iv) certain other benefits including outplacement services and the ability to purchase at book value certain items of Company property purchased by the Company for Mr. Gifford's use, which may include a personal computer, a cellular phone, and other similar items.

REPORT ON REPRICING OF OPTIONS

    In December 1996, the Compensation Committee authorized the reduction of the exercise price of options granted to employees, including executive officers, pursuant to the 1995 Stock Plan that had exercise prices higher than the market price of the Company's Common Stock at the time of the repricing. This repricing (the "Repricing") was accomplished by an exchange of each option held by an optionee at the time of the Repricing (the "Surrendered Options") for an option with a lower exercise price and an extended vesting period (the "Repriced Options"). Options granted to employees are intended to provide incentive to the employees to work to achieve long term success for the Company. The decline in the market price of the Company's Common Stock following the grants of the Surrendered Options frustrated this purpose and the committee deemed it to be in the best interests of the Company to allow the exchange of Surrendered Options for Repriced Options in order to reduce the exercise price to the market price at the time of the exchange. All Repriced Options are subject to a new vesting period, beginning on the date of Repricing. The vesting schedule of the Repriced Options continues the vesting schedule of the Surrendered Options with respect to unvested shares; shares that had vested as of the Repricing vest in equal monthly increments over the 12 months following the Repricing.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. The Company has also obtained directors' and officers' liability insurance. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

    Dr. Bass served in a consulting capacity as acting Chief Executive Officer of the Company from January 1, 1996 through February 28, 1996. In consideration for such consulting services, the Company granted Dr. Bass an option to purchase 25,000 shares of Common Stock at an exercise price of $4.25 and vesting over a four-year period (the "Old Option"). In connection with the Repricing, Dr. Bass received an option to purchase 25,000 shares (the "New Option") in exchange for the cancellation of the Old Option. The New Option has an exercise price of $1.55. The New Option continues the vesting schedule of the Old Option except with respect to options vested as of the Repricing, which vest in equal monthly increments over the 12 months following the Repricing. Bass Associates, of which Dr. Bass is General Partner, is the record owner of the New Option. Dr. Bass disclaims beneficial ownership of shares owned by Bass Associates except to the extent of his pecuniary interest therein. See "Management -- Report on Repricing of Options."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of February 20, 1997, and as adjusted to reflect the sale of the Common Stock offered hereby, certain information with respect to the beneficial ownership of the Common Stock of the Company on an as-converted basis and of the Series A Convertible Preferred Stock of the Company ("Series A") as to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all directors and officers of the Company as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power with respect to the shares shown.

                                                                                                  PERCENTAGE OF SHARES
                                                                                   NUMBER OF     BENEFICIALLY OWNED (2)
                                                                                    SHARES     --------------------------
 TITLE OF                                                                         BENEFICIALLY    BEFORE        AFTER
   CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNED (1)     OFFERING      OFFERING
-----------  -------------------------------------------------------------------  -----------  ------------  ------------
Common       Berckeley Investment Group (3) ....................................    1,230,769        23.5%         15.9%
              c/o American Offshore Management, Inc.
              2875 NE 191 Street
              Ste. 702C
              Aventura, Florida 33180
Common       Cetronic AB and affiliates (4) ....................................    1,000,000        19.9%         13.3%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Common       Julius Baer Securities (5) ........................................      418,462         9.5%          6.0%
              Julius Baer Securities
              330 Madison Avenue
              New York, NY 10017
Common       Entities affiliated with El Dorado Ventures (6) ...................      348,936         8.7%          5.4%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Common       Bass Associates (7) ...............................................      324,107         8.1%          5.0%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Common       Swedbank (Luxembourg) S.A. (8) ....................................      221,539         5.2%          3.3%
              P. O. Box 1305
              L-1013
              Luxembourg
Common       Charlie Bass (9) ..................................................      342,167         8.5%          5.3%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Common       Jack C. Carsten (10) ..............................................       80,612         2.0%          1.2%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560

                                                                                                  PERCENTAGE OF SHARES
                                                                                   NUMBER OF     BENEFICIALLY OWNED (2)
                                                                                    SHARES     --------------------------
 TITLE OF                                                                         BENEFICIALLY    BEFORE        AFTER
   CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNED (1)     OFFERING      OFFERING
-----------  -------------------------------------------------------------------  -----------  ------------  ------------
Common       Martin S. Levetin .................................................       21,888           *             *
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Common       Micheal L. Gifford (11) ...........................................      129,959         3.2%          2.0%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Common       Gary W. Kalbach (12) ..............................................      348,936         8.7%          5.4%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Common       David W. Dunlap (13) ..............................................       14,144           *             *
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Common       Kevin J. Mills (14) ...............................................       10,120           *             *
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Common       All directors and officers as a group (15) (9 persons).............      947,826        19.2%         12.7%
Series A     Berckeley Investment Group ........................................        5,000        52.1%         52.1%
              c/o American Offshore Management, Inc.
              2875 NE 191 Street
              Ste. 702C
              Aventura, Florida 33180
Series A     Julius Baer Securities ............................................        1,700        17.7%         17.7%
              Julius Baer Securities
              330 Madison Avenue
              New York, NY 10017
Series A     Swedbank (Luxembourg) S.A. ........................................          900         9.4%          9.4%
              P. O. Box 1305
              L-1013
              Luxembourg
Series A     Coutts & Co. AG ...................................................          500         5.2%          5.2%
              Talstraase 59
              Zurich, Switzerland 8022
Series A     Peter Colmer ......................................................          500         5.2%          5.2%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560

                                                                                                  PERCENTAGE OF SHARES
                                                                                   NUMBER OF     BENEFICIALLY OWNED (2)
                                                                                    SHARES     --------------------------
 TITLE OF                                                                         BENEFICIALLY    BEFORE        AFTER
   CLASS     NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNED (1)     OFFERING      OFFERING
-----------  -------------------------------------------------------------------  -----------  ------------  ------------
Series A     Roderick Deleersnijder ............................................          500         5.2%          5.2%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Series A     Weinberg Family Trust .............................................          500         5.2%          5.2%
              c/o Socket Communications, Inc.
              37400 Central Court
              Newark, California 94560
Series A     All directors and officers as a group (9 persons) .................            0           0             0

------------------------
 *  Less than 1%

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) Percentage ownership is based on: (i) before the Offering, 4,000,659 shares of Common Stock outstanding as of February 20, 1997 and any shares issuable pursuant to securities convertible into or exercisable for shares of Common Stock by the person or group in question on February 20, 1997 or within 60 days thereafter; and (ii) after the Offering, an additional 2,500,000 shares to be issued by the Company in the Offering. Percentages of Series A Convertible Preferred Stock represent relative proportions of the 9,600 shares of Series A Convertible Preferred Stock outstanding as of February 20, 1997.

(3) Represents shares of Common Stock issuable upon conversion of the 5,000 shares of Series A Convertible Preferred Stock beneficially owned and assumes notice of conversion of such shares of Series A Convertible Preferred Stock is transmitted on February 20, 1997.

(4) Represents shares receivable upon conversion of convertible notes convertible within 60 days of February 20, 1997 by Cetronic AB or certain of its shareholders.

(5) Represents shares of Common Stock issuable upon conversion of the 1,700 shares of Series A Convertible Preferred Stock beneficially owned and assumes notice of conversion of such shares of Series A Convertible Preferred Stock is transmitted on February 20, 1997.

(6) Consists of 7,894 shares owned by El Dorado C&L Fund (including 178 shares of Common Stock issuable upon the exercise of outstanding warrants), 328,939 shares owned by El Dorado Ventures III (including 9,616 shares of Common Stock issuable upon the exercise of outstanding warrants) and 12,103 shares owned by El Dorado Technology IV, L.P. (including 206 shares of Common Stock issuable upon the exercise of outstanding warrants).

(7) Includes options to purchase 7,095 shares of Common Stock and warrants to acquire 5,000 shares of Common Stock, each exercisable on February 20, 1997 or within 60 days thereafter.

(8) Represents shares of Common Stock issuable upon conversion of the 900 shares of Series A Convertible Preferred Stock beneficially owned and assumes notice of conversion of such shares of Series A Convertible Preferred Stock is transmitted on February 20, 1997.

(9) Consists of 309,107 shares owned by Bass Associates, 25,401 shares controlled by the Bass Family Trust (including 9,754 shares subject to stock options and warrants to acquire 5,000 shares each exercisable on February 20, 1997 or within 60 days thereafter). Dr. Bass is the General Partner

    Bass Associates and may be deemed to share voting and investment power with respect to those shares. However, Dr. Bass disclaims beneficial ownership of shares owned by Bass Associates except to the extent of his pecuniary interest therein.

(10) Includes 5,767 shares subject to stock options exercisable on February 20, 1997 or within 60 days thereafter.

(11) Includes 13,993 shares subject to stock options exercisable on February 20, 1997 or within 60 days thereafter.

(12) Consists of 6,857 shares subject to stock options exercisable on February 20, 1997 or within 60 days thereafter. Also includes 338,936 shares owned by entities affiliated with El Dorado Ventures set forth in Note (6) above (the "El Dorado Entities"). Mr. Kalbach is a General Partner of El Dorado Ventures and may be deemed to share voting and investment power with respect to those shares. However, Mr. Kalbach disclaims beneficial ownership of shares, warrants and options owned by the El Dorado Entities except to the extent of his pecuniary interest therein.

(13) Represents 14,144 shares subject to stock options exercisable on February 20, 1997 or within 60 days thereafter.

(14) Represents 10,120 shares subject to stock options exercisable on February 20, 1997 or within 60 days thereafter.

(15) See notes (5), (6) and (7) above. Also includes 17,900 shares subject to stock options exercisable on February 20, 1997 or within 60 days thereafter.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, $0.001 par value, and 3,000,000 shares of Preferred Stock, $0.001 par value.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the shareholders, except that, upon giving notice as required by law, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any then outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of Common Stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    The Company is authorized to issue up to 3,000,000 shares of Preferred Stock, of which 1,000,000 shares are designated Series A Convertible Preferred Stock and 2,000,000 are undesignated.

    UNDESIGNATED PREFERRED STOCK The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

    SERIES A CONVERTIBLE PREFERRED STOCK In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company are to be distributed first to each holder of the Series A Convertible Preferred Stock in an aggregate amount equal to the number of shares of the Series A Convertible Preferred Stock held by such holder multiplied by $100, plus any declared or unpaid dividends thereon; next to the holders of the Common Stock in an aggregate amount equal to the number of shares of Common Stock held by each holder multiplied by the per share Stated Value (as such term is defined in the Certificate of Designation); and thereafter the holders of the Common Stock and the Series A Convertible Preferred Stock are entitled to share pro rata in all remaining assets of the Company available for distribution, with the number of shares held by each holder of Series A Convertible Preferred Stock deemed to be the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock are then convertible. As long as any Preferred Stock is outstanding, certain consolidations or mergers, sales or dispositions of all or substantially all of the assets of the Company or a transaction resulting in the sale of the shares representing a majority of the voting power of the Company are deemed to be a liquidation, dissolution or winding up of the Company for these purposes.

    The shares of Series A Convertible Preferred Stock are convertible at the option of the holder, in whole or in part, at any time, into shares of Common Stock of the Company equal to $100 divided by the lower of: (i) 2 5/8 and (ii) 65% of the average bid price of the Company's Common Stock on the OTC Bulletin Board for the five business days prior to the business day on which notice of conversion is transmitted by the holder of such share of Series A Convertible Preferred Stock, subject to adjustment upon certain events. Each share of Series A Convertible Preferred Stock shall be converted automatically into shares of Common Stock on the earliest of (i) immediately preceding a merger or consolidation of the Company if as a result of such transaction the holder of Series A Convertible Preferred Stock would receive publicly traded securities with a market value greater than the initial liquidation preference of the Series A Convertible Preferred Stock or (ii) November 1, 1997. The conversion ratio of Series A Convertible Preferred Stock into Common Stock is subject to certain antidilution protection, including for stock splits, dividends and other recapitalizations, as well as certain sales of Common Stock below the then effective conversion price. Upon such conversion, no fractional shares shall be issued but instead the holder shall receive cash at the fair market value for such fractional share. There are a number of exceptions to the antidilution provisions, including in connection with the grant and exercise of options under the Company's 1995 Stock Plan, the sale of the Series A Convertible Preferred Stock, including the sale of a warrant to the Underwriter, and the conversion or exercise or any option, warrant, right or other convertible security.

    The holders of the Series A Convertible Preferred Stock are entitled to receive dividends at an annual rate of 6% (adjusted ratably if a holder converts Series A Convertible Preferred Stock into Common Stock prior to a Dividend Payment Date, as defined hereafter), payable on April 1, 1997 and November 1, 1997 (each a "Dividend Payment Date"), and otherwise when, and as and if declared by the Board of Directors at the same rate as to which any dividend is declared and paid on shares of Common Stock. No dividends shall be declared or paid on any shares of Common Stock unless an equal or greater dividend is paid on the Series A Convertible Preferred Stock in the same year.

    Holders of the Series A Convertible Preferred Stock have no voting rights, provided that the consent of the holders of record of a majority of the outstanding shares of Series A Convertible Preferred Stock is required in order to authorize or issue any shares of any new class of shares having preferences greater than the Series A Convertible Preferred Stock as to change the designation of the rights, preferences or privileges of the Series A Convertible Preferred Stock so as to materially adversely affect the Series A Convertible Preferred Stock, to increase the number of Series A Convertible Preferred Stock, and in order to reissue any shares that are acquired by the Company.

    The holders of the Series A Convertible Preferred Stock have no preemptive rights and the Series A Convertible Preferred Stock is not subject to mandatory redemption, whether at the option of the Company, the holder or upon any other event, provided that the Company may from time to time purchase any shares of Series A Convertible Preferred Stock upon such terms and conditions as may be mutually acceptable by the Company and the holder. The holders of record of a majority of all the Series A Convertible Preferred Stock outstanding together with the holders, any series of Preferred Stock entitled to vote therewith, if any, taken together, may waive any preference, right, privilege or power of such stock or any term or conditions pertaining thereto, except as described in the above paragraph when the consent of the holders of record of at least a majority of the outstanding shares of the Series A Convertible Preferred Stock is required.

WARRANTS

    At the closing of this Offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 250,000 shares of Common Stock. The Underwriter's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Underwriter's Warrant will be $2.40 per share (assuming a public offering price of $2.00 per share). The Underwriter's Warrant will not be transferable prior to its exercise date except to officers of the Underwriter and members of the selling group and officers and partners thereof. The Underwriter's Warrant will contain anti-dilution provisions providing adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter's Warrant does not entitle the Underwriter to any rights as a stockholder of the Company until such Warrant is exercised and shares are purchased thereunder. The Underwriter's Warrant and the securities thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Underwriter shall have the right during the five-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Underwriter's Warrant and the securities issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriter's Warrant which is made during the exercise period of the Underwriter's Warrant, the Company will, on two separate occasions, register the Underwriter's Warrant and any of the securities issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Underwriter's Warrant.

    As of December 31, 1996, the Company had outstanding warrants to purchase 757,590 shares of Common Stock at exercise prices ranging from $3.56 to $7.20 per share. The number of shares of Common Stock purchasable upon exercise of such warrants increased to 917,872 shares as of February 20, 1996, and the exercise prices as of such date ranged from $3.56 to $5.58 per share, because of the effect of antidilution provisions triggered by conversion of Series A Convertible Preferred Stock prior to such date.

REGISTRATION RIGHTS

    After this Offering, the holders of approximately 1,971,963 shares of Common Stock ("Registrable Securities"), including shares issued upon conversion of the Company's outstanding Preferred Stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act for its own account, holders of Registrable Securities are entitled to notice of such registration and are entitled to include Registrable Securities therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, three months after the registration, holders of at least fifty percent (50%) of the Registrable Securities may require the Company to prepare and file a registration statement under the Securities Act at its expense covering all or any portion of such Registrable Securities, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than two of these stockholder-initiated registrations. Further, holders of Registrable Securities may require the Company to file additional registration statements on Form S-3, subject to certain conditions and limitations.

    The Company has also granted registration rights to the holder of the Underwriter's Warrant, which provide such holder with certain rights to register the shares of Common Stock underlying the Underwriter's Warrant. See "Underwriting."

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales by existing stockholders and warrantholders could materially adversely affect the market price of the Company's Common Stock. As of February 20, 1997 the Company had outstanding 4,000,659 shares of Common Stock.

    Upon completion of this Offering, the Company will have outstanding 6,500,659 shares of Common Stock, assuming no exercise of the Underwriter's over-allotment option and no exercise of outstanding options or warrants. Of these shares, 5,169,524 will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. This number of shares includes (i) the 2,500,000 shares of Common Stock offered hereby, (ii) the 1,100,550 shares of Common Stock included in the Units sold in the Company's initial public offering, (iii) the 597,291 shares of Common Stock held by certain stockholders registered by the Company on a Registration Statement on Form SB-2 dated August 24, 1995 for resale by such stockholders and (iv) the 971,683 shares of Common Stock held by certain stockholders pursuant to conversions of shares of the Company's Series A Preferred Stock.

    The remaining 1,331,135 shares of Common Stock outstanding upon completion of this Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). All such Restricted Shares may be sold in the public market under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. In general, under Rule 144 as currently in effect a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner other than an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 65,000 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner except an affiliate of the Company), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that nonaffiliates may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    In addition, up to 2,363,077 shares of the Company's Common Stock may be acquired immediately upon conversion of the 9,600 shares of the Company's Series A Convertible Preferred Stock outstanding as of February 20, 1996 at the option of the holders of such shares (if all notices of conversion were transmitted on February 20, 1997).

    Further, Cetronic AB and certain of its affiliates hold immediately exercisable rights to acquire 1,000,000 shares of the Company's Common Stock (the "Cetronic Shares"). Though upon exercise of this right the Cetronic Shares will constitute Restricted Shares, the Company is obligated to register the Cetronic Shares within 90 days of a request for registration by the holders thereof.

    The Company has also filed a registration statement on Form S-8 under the Securities Act covering 501,859 shares of Common Stock reserved for issuance under the 1993 Plan and the 1995 Stock Plan. Shares registered under such registration statement are, subject to Rule 144 volume limitations applicable to affiliates of the Company, available for sale in the open market, subject to vesting restrictions. See "Management -- Stock Plans."

    Finally, the Company has registered 3,000,000 shares of its Common Stock pursuant to a Registration Statement on Form S-3 for issuance upon the conversion of the 15,500 shares of the Company's Series A Convertible Preferred Stock issued in a private placement on November 1, 1996. Such shares of Series A Convertible Preferred Stock are convertible into shares of Common Stock at any time at the option of the holders thereof and, if not previously so converted, will convert automatically into Common Stock on November 1, 1997.

    The Company has agreed that for 12 months from the date of this Prospectus, it will not sell or otherwise dispose of any securities without the prior written consent of the Underwriter, which consent shall not be unreasonably withheld, with the exception of shares issued pursuant to the exercise of options, warrants or other convertible securities outstanding or reserved prior to the Effective Date or pursuant to employee benefit plans approved by the stockholders as of the Effective Date or pursuant to mergers and acquisitions involving the Company. For 12 months from the Effective Date, the Company shall not sell or issue any securities pursuant to Regulation S under the Act without the Underwriter's prior written consent, which consent shall not be unreasonably withheld.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to H.J. Meyers & Co., Inc. (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, 2,500,000 shares of Common Stock. The underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriter at the time of delivery to the Underwriter of the shares of Common Stock so purchased.

    The Underwriter has advised the Company that it proposes to offer the Common
Stock to the public at an offering price of $       per share and that the
Underwriter may allow certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") a concession of not in excess
of $0.    per share, of which not in excess of $0.    may be reallowed to
certain other dealers. After commencement of the Offering, the public offering price and concession may be changed.

    The Company has granted to the Underwriter an option, exercisable during the 30-day period from the date of this Prospectus, to purchase up to a maximum of 375,000 additional shares of Common Stock on the same terms set forth above. The Underwriter may exercise such right only to satisfy over-allotments in the sale of the Common Stock.

    The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent (3%) of the total proceeds of the Offering, or
$       ($       if the Underwriter exercises the over-allotment option in
full), of which $       has already been paid. In addition to the Underwriter's
commissions and the Underwriter's non-accountable expense allowance, the Company is required to pay the costs of qualifying the Common Stock under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this Offering, estimated to total approximately $300,000.

    At the closing of this Offering, the Company will issue to the Underwriter the Underwriter's Warrant to purchase for investment a maximum of 250,000 shares of Common Stock of the Company. The Underwriter's Warrant will be exercisable for a four-year period commencing one year from the date of this Prospectus. The exercise price of the Underwriter's Warrant will be $2.40 per share (assuming a public offering price of $2.00 per share). The Underwriter's Warrant will not be transferable prior to its exercise date except to officers of the Underwriter and members of the selling group and officers and partners thereof. The Underwriter's Warrant will contain anti-dilution provisions providing adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transaction. The Underwriter's Warrant does not entitle the Underwriter to any rights as a stockholder of the Company until such Warrant is exercised and shares are purchased thereunder. The Underwriter's Warrant and the securities thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission either an amendment to the Registration Statement of which this Prospectus is a part or a separate registration statement, the Underwriter shall have the right during the five-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the Underwriter's Warrant and the securities issuable upon its exercise at no expense to the Underwriter. Additionally, the Company has agreed that, upon written request by a holder or holders of 50% or more of the Underwriter's Warrant which is made during the exercise period of the Underwriter's Warrant, the Company will, on two separate occasions, register the Underwriter's Warrant and any of the securities issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Underwriter's Warrant.

    For the period during which the Underwriter's Warrant is exercisable, the holder or holders will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other stockholders of the Company. The holder or holders of the Underwriter's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Underwriter's Warrant. Such facts may materially adversely affect the terms on which the Company can obtain additional financing. To the extent that the Underwriter realizes any gain from the resale of the Underwriter's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

    The Company has agreed that for 12 months from the date of this Prospectus (the "Effective Date"), it will not sell or otherwise dispose of any securities without the prior written consent of the Underwriter, which consent shall not be unreasonably withheld, with the exception of shares issued pursuant to the exercise of options, warrants or other convertible securities outstanding or reserved prior to the Effective Date or pursuant to employee benefit plans approved by the stockholders as of the Effective Date or pursuant to mergers and acquisitions involving the Company. For 12 months from the Effective Date, the Company shall not sell or issue any securities pursuant to Regulation S under the Act without the Underwriter's prior written consent, which consent shall not be unreasonably withheld.

    The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the registration statement, including liabilities under the Securities Act.

    For a period of 24 months from the closing of this Offering, the Underwriter has the right to designate a member, acceptable to the Company, of the Company's Board of Directors.

    The foregoing is a brief summary of certain provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement is on file with the Securities and Exchange Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriter by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California.

                                    EXPERTS

    The financial statements of Socket Communications, Inc. at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph which raises substantial doubt about the Company's ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          SOCKET COMMUNICATIONS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

           FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996

Report of Ernst & Young LLP, Independent Auditors.....................................        F-2
Balance Sheets........................................................................        F-3
Statements of Operations..............................................................        F-4
Statements of Redeemable Convertible Preferred Stock
 and Stockholders' Equity (Deficit)...................................................        F-5
Statements of Cash Flows..............................................................        F-6
Notes to Financial Statements.........................................................        F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Socket Communications, Inc.

    We have audited the accompanying balance sheets of Socket Communications, Inc. as of December 31, 1996 and 1995, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Socket Communications, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming Socket Communications, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring operating losses and the need for additional financing raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are also discussed in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP
San Jose, California
January 31, 1997

                          SOCKET COMMUNICATIONS, INC.
                                 BALANCE SHEETS
                                     ASSETS

                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                        1996             1995
                                                                                   ---------------  --------------
Current assets:
  Cash and cash equivalents......................................................  $       618,344  $    2,406,655
  Accounts receivable, net of allowance for doubtful accounts of $35,330 in 1996
   and $47,790 in 1995...........................................................          833,259         900,717
  Inventories....................................................................          738,808         510,331
  Prepaid expenses...............................................................           20,523          31,880
                                                                                   ---------------  --------------
    Total current assets.........................................................        2,210,934       3,849,583
Property and equipment:
  Machinery and office equipment.................................................          495,199         340,108
  Computer equipment.............................................................          452,713         345,571
                                                                                   ---------------  --------------
                                                                                           947,912         685,679
  Accumulated depreciation.......................................................         (535,387)       (332,300)
                                                                                   ---------------  --------------
                                                                                           412,525         353,379
Other assets.....................................................................           48,235          72,436
                                                                                   ---------------  --------------
    Total assets.................................................................  $     2,671,694  $    4,275,398
                                                                                   ---------------  --------------
                                                                                   ---------------  --------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit............................................................  $       322,743  $     --
  Accounts payable and accrued expenses..........................................        1,277,259       1,089,676
  Accounts payable to related parties............................................           18,654          39,763
  Accrued payroll and related expenses...........................................          230,758         357,771
  Deferred revenue...............................................................          238,776         112,143
  Current portion of capital leases and equipment financing notes................          109,236         106,629
                                                                                   ---------------  --------------
    Total current liabilities....................................................        2,197,426       1,705,982
Long-term portion of capital leases and equipment financing notes................          102,735         141,121
Stockholders' equity:
  Undesignated preferred stock, $0.001 par value:
    Authorized shares -- 2,000,000
    Issued and outstanding shares -- none in 1996 and 1995.......................        --               --
  Series A Convertible Preferred Stock, $0.001 par value:
    Designated shares -- 1,000,000
    Issued and outstanding shares -- 15,500 in 1996, none in 1995................        1,793,813        --
  Common stock, $0.001 par value:
    Authorized shares -- 15,000,000
    Issued and outstanding shares -- 3,028,976 in 1996 and 2,990,870 in 1995.....            3,029           2,991
  Additional paid-in capital.....................................................       11,413,920      11,393,663
  Accumulated deficit............................................................      (12,839,229)     (8,968,359)
                                                                                   ---------------  --------------
    Total stockholders' equity...................................................          371,533       2,428,295
                                                                                   ---------------  --------------
      Total liabilities and stockholders' equity.................................  $     2,671,694  $    4,275,398
                                                                                   ---------------  --------------
                                                                                   ---------------  --------------

                            See accompanying notes.

                          SOCKET COMMUNICATIONS, INC.
                            STATEMENTS OF OPERATIONS

                                                                               YEARS ENDED DECEMBER 31,
                                                                    ----------------------------------------------
                                                                         1996            1995            1994
                                                                    --------------  --------------  --------------
Revenue:
  Product.........................................................  $    4,385,251  $    4,352,368  $    2,925,942
  Royalty and service.............................................         185,187         178,111         148,901
                                                                    --------------  --------------  --------------
    Total revenue.................................................       4,570,438       4,530,479       3,074,843
Cost of revenue...................................................       2,496,028       2,874,062       2,289,015
                                                                    --------------  --------------  --------------
Gross profit......................................................       2,074,410       1,656,417         785,828
Operating expenses:
  Research and development........................................       1,067,399       1,098,766       1,261,549
  Sales and marketing.............................................       2,666,933       2,232,276       1,535,483
  General and administrative......................................       1,647,335       1,630,668       1,242,308
                                                                    --------------  --------------  --------------
    Total operating expenses......................................       5,381,667       4,961,710       4,039,340
                                                                    --------------  --------------  --------------
Operating loss....................................................      (3,307,257)     (3,305,293)     (3,253,512)
Interest income and other (expense), net..........................          29,496         101,203          (2,852)
Interest expense..................................................         (50,609)       (111,435)        (61,196)
                                                                    --------------  --------------  --------------
Net loss..........................................................      (3,328,370) $   (3,315,525) $   (3,317,560)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Accretion of preferred stock......................................        (542,500)
                                                                    --------------
Net loss applicable to common stockholders........................  $   (3,870,870)
                                                                    --------------
                                                                    --------------
Net loss per share applicable to common stockholders..............  $        (1.28)
                                                                    --------------
                                                                    --------------
    Net loss per share (pro forma in 1994)........................                  $        (1.63) $        (1.71)
                                                                                    --------------  --------------
                                                                                    --------------  --------------
    Weighted average shares outstanding...........................       3,015,263       2,034,653       1,941,081
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

                            See accompanying notes.

                          SOCKET COMMUNICATIONS, INC.
 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)

                                                                                    SERIES A
                                             REDEEMABLE CONVERTIBLE                CONVERTIBLE
                                                 PREFERRED STOCK                 PREFERRED STOCK
                                          -----------------------------   -----------------------------
                                             SHARES          AMOUNT          SHARES          AMOUNT
                                          -------------   -------------   -------------   -------------
Balance at December 31, 1993............        415,339   $   1,623,479        --         $    --
Conversion of stockholders' notes to
 Series C redeemable convertible
 preferred stock at $6.68 per share in
 March 1994, net of issuance costs of
 $29,800................................        165,236       1,074,471        --              --
Conversion of stockholders' notes and
 sale of Series D redeemable convertible
 preferred stock for $8.02 per share in
 May 1994, net of issuance costs of
 $32,512................................        188,818       1,481,729        --              --
Issuance of common stock for services
 rendered...............................       --              --              --              --
Exercise of common stock options........       --              --              --              --
Net Loss................................       --              --              --              --
                                          -------------   -------------   -------------   -------------
Balance at December 31, 1994............        769,393       4,179,679        --              --
Issuance of Initial Public Offering
 common stock for $6.00 per share in
 June 1995, net of issuance costs of
 $1,805,924.............................       --              --              --              --
Conversion of all redeemable convertible
 preferred stock to common stock in June
 1995...................................       (769,393)     (4,179,679)       --              --
Conversion of convertible notes and
 accrued interest to common stock in
 June 1995..............................       --              --              --              --
Exercise of common stock options........       --              --              --              --
Exercise of warrants....................       --              --              --              --
Net Loss................................       --              --              --              --
                                          -------------   -------------   -------------   -------------
Balance at December 31, 1995............       --              --              --              --
Issuance of Series A Convertible
 Preferred Stock........................       --              --                15,500       1,251,313
Exercise of common stock options........       --              --              --              --
Accretion of preferred stock............       --              --              --               542,500
Net Loss................................       --              --              --              --
                                          -------------   -------------   -------------   -------------
Balance at December 31, 1996............       --         $    --                15,500   $   1,793,813
                                          -------------   -------------   -------------   -------------
                                          -------------   -------------   -------------   -------------

                                                                                                              TOTAL
                                                  COMMON STOCK             ADDITIONAL                     STOCKHOLDERS'
                                          -----------------------------      PAID-IN       ACCUMULATED       EQUITY
                                             SHARES          AMOUNT          CAPITAL         DEFICIT        (DEFICIT)
                                          -------------   -------------   -------------   -------------   -------------
Balance at December 31, 1993............        235,204   $         235   $       2,183   $  (2,335,274)  $ (2,332,856)
Conversion of stockholders' notes to
 Series C redeemable convertible
 preferred stock at $6.68 per share in
 March 1994, net of issuance costs of
 $29,800................................       --              --              --              --              --
Conversion of stockholders' notes and
 sale of Series D redeemable convertible
 preferred stock for $8.02 per share in
 May 1994, net of issuance costs of
 $32,512................................       --              --              --              --              --
Issuance of common stock for services
 rendered...............................         25,188              25           6,521        --                6,546
Exercise of common stock options........          6,322               7           4,049        --                4,056
Net Loss................................       --              --              --            (3,317,560)    (3,317,560)
                                          -------------   -------------   -------------   -------------   -------------
Balance at December 31, 1994............        266,714             267          12,753      (5,652,834)    (5,639,814)
Issuance of Initial Public Offering
 common stock for $6.00 per share in
 June 1995, net of issuance costs of
 $1,805,924.............................      1,100,550           1,100       4,796,276        --            4,797,376
Conversion of all redeemable convertible
 preferred stock to common stock in June
 1995...................................        953,053             953       4,178,726        --            4,179,679
Conversion of convertible notes and
 accrued interest to common stock in
 June 1995..............................        597,291             597       2,388,635        --            2,389,232
Exercise of common stock options........         23,596              24          12,058        --               12,082
Exercise of warrants....................         49,666              50           5,215        --                5,265
Net Loss................................       --              --              --            (3,315,525)    (3,315,525)
                                          -------------   -------------   -------------   -------------   -------------
Balance at December 31, 1995............      2,990,870           2,991      11,393,663      (8,968,359)     2,428,295
Issuance of Series A Convertible
 Preferred Stock........................       --              --              --              --            1,251,313
Exercise of common stock options........         38,106              38          20,257        --               20,295
Accretion of preferred stock............       --              --              --              (542,500)       --
Net Loss................................       --              --              --            (3,328,370)    (3,328,370)
                                          -------------   -------------   -------------   -------------   -------------
Balance at December 31, 1996............      3,028,976   $       3,029   $  11,413,920   $ (12,839,229)  $    371,533
                                          -------------   -------------   -------------   -------------   -------------
                                          -------------   -------------   -------------   -------------   -------------

                            See accompanying notes.

                          SOCKET COMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                  YEARS ENDED DECEMBER 31,
                                                                         -------------------------------------------
                                                                             1996           1995           1994
                                                                         -------------  -------------  -------------
OPERATING ACTIVITIES
  Net loss.............................................................  $  (3,328,370) $  (3,315,525) $  (3,317,560)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation.......................................................         79,095        160,929        139,692
    Amortization.......................................................        150,634         95,847       --
    Accrued interest on converted notes................................       --              110,232         26,714
    Issuance of common stock for services rendered.....................       --             --                6,546
    Loss on disposal of property and equipment.........................          7,173       --             --
    Changes in operating assets and liabilities:
      Accounts receivable..............................................         67,458         36,101       (517,759)
      Inventories......................................................       (228,477)      (300,270)      (137,037)
      Prepaid expenses.................................................         11,357          6,708        (34,888)
      Other assets.....................................................         24,201        (26,426)       (33,436)
      Accounts payable and accrued expenses............................        191,583       (102,908)       466,465
      Accounts payable to related parties..............................        (25,109)       (41,695)        42,001
      Accrued payroll and related expenses.............................       (127,013)       156,953        153,156
      Deferred revenue.................................................        126,633         (9,267)        88,137
                                                                         -------------  -------------  -------------
        Net cash used in operating activities..........................     (3,050,835)    (3,229,321)    (3,117,969)
INVESTING ACTIVITIES
  Purchase of equipment................................................       (296,048)      (146,799)      (242,076)
                                                                         -------------  -------------  -------------
        Net cash used in investing activities..........................       (296,048)      (146,799)      (242,076)
FINANCING ACTIVITIES
  Payments on capital leases and equipment financing notes.............       (121,640)       (79,043)       (30,593)
  Proceeds from equipment financing....................................         85,861        125,493       --
  Net advances on revolving line of credit.............................        322,743       --             --
  Proceeds from issuance of convertible notes..........................       --            1,469,000      2,696,011
  Repayment of convertible notes.......................................       --             (955,000)      --
  Stock options exercised..............................................         20,295         12,082          4,056
  Stock warrants exercised.............................................       --                5,265       --
  Net proceeds from sale of preferred stock............................      1,251,313       --              950,212
  Net proceeds from sale of common stock...............................       --            4,797,376       --
                                                                         -------------  -------------  -------------
        Net cash provided by financing activities......................      1,558,572      5,375,173      3,619,686
                                                                         -------------  -------------  -------------
  Net increase (decrease) in cash and cash equivalents.................     (1,788,311)     1,999,053        259,641
  Cash and cash equivalents at beginning of year.......................      2,406,655        407,602        147,961
                                                                         -------------  -------------  -------------
  Cash and cash equivalents at end of year.............................  $     618,344  $   2,406,655  $     407,602
                                                                         -------------  -------------  -------------
                                                                         -------------  -------------  -------------
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest...............................................  $      50,609  $      25,599  $      13,564
  Lease obligations incurred for equipment.............................  $    --        $    --        $     288,389
  Notes payable and accrued interest converted to preferred stock......  $    --        $    --        $   1,605,988
  Notes payable and accrued interest converted to common stock.........  $    --        $   2,389,232  $    --
  Issuance of common stock for services rendered.......................  $    --        $    --        $       6,546
  Accretion of preferred stock.........................................  $     542,500  $    --        $    --

                            See accompanying notes.

                          SOCKET COMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION
    Socket Communications, Inc. ("Socket" or "the Company") develops and sells data communications connection solutions for the mobile computer market. Socket's Narrowband Personal Communications Services (NPCS) products include hardware, software and services for wireless messaging. Socket's PageCard-Registered Trademark- is a PC Card alphanumeric pager that can download wireless data to a mobile computer. The PageSoft-Registered Trademark- library of wireless messaging software includes NPCS development tools, send and receive applications, plus rules-based e-mail forwarding agents. Socket Wireless Messaging Services include operator dispatch, Internet and World Wide Web gateways for wireless messages, plus voice mail and fax forwarding services with automatic wireless notification. Other Socket products include a family of serial PC Cards and a family of wired Ethernet PC Cards. In 1995, the Company was reincorporated in the state of Delaware.

BASIS OF PRESENTATION

    The financial statements have been prepared on a going concern basis. The Company has incurred cumulative losses to date of $12,839,229. The Company expects product revenue to increase in 1997 with growth in sales of its PageCard product, which was introduced in December 1994, and the expansion of its serial card product line. However, the Company will require additional financing during 1997 and ultimately will need to achieve profitable operations. The Company believes that sufficient outside financing sources will be available; however, there can be no assurance that the Company will be able to obtain such financing on commercially reasonable terms. If the Company is unable to obtain the necessary funds, the Company could be required to significantly reduce or suspend its operations, seek a merger, or sell additional securities on terms that are highly dilutive to current investors in the Company. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of assets and liabilities that may result from the outcome of this uncertainty.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

    Cash equivalents consist mainly of money market funds which are highly liquid financial instruments that are readily convertible to cash. The Company has not incurred losses related to these instruments. As of December 31, 1996 and 1995, the Company had no material investments in debt or equity securities.

INVENTORIES

    Inventories consist principally of raw materials and sub-assemblies, which are stated at the lower of cost (first-in, first-out) or market.

                                                                                      DECEMBER 31,
                                                                                ------------------------
                                                                                   1996         1995
                                                                                -----------  -----------
Raw materials and sub-assemblies..............................................  $   712,106  $   481,592
Finished goods................................................................       26,702       28,739
                                                                                -----------  -----------
                                                                                $   738,808  $   510,331
                                                                                -----------  -----------
                                                                                -----------  -----------

                          SOCKET COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method, over the estimated useful lives of the assets which range from one to five years. Assets under capital leases are amortized over the shorter of the asset life or the remaining lease term.

CONCENTRATION OF CREDIT RISK

    The Company uses financial instruments that potentially subject it to concentrations of credit risk. Such instruments include cash equivalents and accounts receivable. The Company invests its cash in cash deposits and money market funds. The Company places its investments with high-credit-quality financial institutions and limits the credit exposure to any one financial institution or instrument. To date, the Company has not experienced losses on these investments. The Company sells primarily to distributors and original equipment manufacturers. The Company performs ongoing credit evaluations of its customers' financial condition but generally requires no collateral. Reserves are maintained for potential credit losses, and such losses have been within management's expectations.

REVENUE RECOGNITION

    Product revenue to customers other than distributors is recognized at the time of shipment. Revenue on shipments to distributors, which are subject to certain rights of return and price protection, is deferred until the merchandise is sold by the distributors. Certain royalty agreements provide for per unit royalties to be paid to the Company based on the sale of certain of the Company's products by third party manufacturers. Revenue under such agreements is recognized at the time of shipment by the third party manufacturer. The cost of such royalty revenue is immaterial.

SALES RETURNS AND WARRANTIES

    The Company accrues for estimated sales returns/exchanges for end user sales and warranty costs upon recognition of sales. The Company has not experienced significant warranty claims to date.

ADVERTISING EXPENSE

    The cost of advertising is expensed as incurred. The Company incurred $370,945, $340,086 and $292,608 in advertising costs during 1996, 1995 and 1994, respectively.

NET LOSS PER SHARE

    Net loss per share applicable to common stockholders in 1996 is computed using the weighted average number of shares of common stock outstanding during the period.

    The 1995 and 1994 net loss per share is calculated using the weighted average number of common shares outstanding during the period. Common equivalent shares are excluded from the calculation as the effect is antidilutive, however, pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common stock and common equivalent shares issued by the Company at prices below the public offering price during the four quarters ended March 31, 1995 have been included in the calculation as if they were outstanding for all periods through March 31, 1995 (using the treasury stock method for warrants and options at the initial public offering price). Net loss per share for 1994 calculated on this basis was $(2.44).

    In 1994 pro forma net loss per share, which is disclosed on the statement of operations, has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares

                          SOCKET COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) from redeemable convertible preferred stock that converted upon the closing of the Company's initial public offering (using the if-converted method). All of the convertible preferred stock outstanding as of the closing date of the offering automatically converted into 953,054 shares of common stock.

SUPPLEMENTAL NET LOSS PER SHARE

    Supplemental net loss per share for 1995 computed to give effect to the conversion of redeemable convertible preferred shares as of January 1, 1995 (using the if-converted method) was $(1.44). Supplemental net loss per share excluding the accretion of preferred stock was $(1.10) for 1996.

NOTE 3 -- CONVERTIBLE NOTES AND WARRANTS ISSUED PRIOR TO THE IPO
    During August through December 1994 and January through April 1995, the Company issued $1,765,000 and $1,469,000, respectively, of convertible notes (collectively the "Pre-IPO Debt Financing"). In June 1995, on completion of the IPO, $955,000 in convertible note principal was repaid and the balance of $2,279,000 plus accrued interest of $110,232 (total $2,389,232) was converted to 597,291 shares of common stock.

    In return for pro rata participation by Series D redeemable convertible preferred stockholders in the Pre-IPO Debt Financing, the Company exchanged each participating stockholder's existing Series D preferred shares purchased at $8.02 per share for Series D-1 preferred shares at $5.88 per share, and each participating stockholder's outstanding warrants to purchase Series D preferred shares at $8.02 per share were exchanged for warrants to purchase an equal number of common shares at the then fair market value of $0.59 per share. In June 1995, antidilution provisions in the Series D stockholder agreements further reduced the conversion price to $5.80 per share for Series D and $4.93 per share for Series D-1. In return for pro rata participation by Series C preferred stockholders in the Pre-IPO Debt Financing, each participating stockholder's outstanding warrants to purchase Series C preferred shares at $6.68 per share were exchanged for warrants to purchase an equal number of common shares at the then fair market value of $0.59 per share. In June 1995, antidilution provisions in the Series C stockholder agreements reduced the conversion price of Series C stock to $5.26 per share. Antidilution provisions applicable to the Series A and Series B preferred stockholders were waived by the stockholders. As a result of additional shares issued in the Pre-IPO Debt Financing for Series D-1 and the additional shares issued to Series C, D and D-1 preferred shareholders for antidilution protection, 769,393 originally issued preferred shares, constituting all of the preferred shares outstanding at the time of the IPO, were converted in June 1995 into 953,053 common shares.

    During 1993, 1994, and 1995, in connection with the issuance of convertible notes, the Company issued warrants to purchase 60,458 shares of the Company's preferred stock. In return for pro rata participation in the Pre-IPO Debt Financing 53,053 of these warrants were exchanged for an equal number of warrants to purchase shares of the Company's common stock. After adjustments for antidilution, these common warrants and remaining preferred warrants were net exercised into 49,666 shares of common stock. Also, in connection with the Pre-IPO Debt Financing the Company issued warrants to purchase 165,064 shares of the Company's common stock. These warrants were subsequently canceled in connection with the IPO.

NOTE 4 -- SERIES A CONVERTIBLE PREFERRED STOCK
    The Board of Directors may issue up to 3,000,000 shares of undesignated preferred stock in one or more series and may fix the rights, privileges and restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock, as well as to fix the number of shares constituting any

                          SOCKET COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED) series and designations of such series, without any further vote or action by the stockholders. In October 1996, the Company designated 1,000,000 shares of the 3,000,000 Undesignated Preferred Stock as Series A Convertible Preferred Stock.

    On November 1, 1996 (the "Closing"), the Company sold 15,500 shares of its Series A Convertible Preferred Stock, $0.001 par value, at $100 per share pursuant to Regulation D of the Securities Act of 1933, as amended (the "Transaction"). The Transaction was effected pursuant to a Private Offering Memorandum.

    The holders of the Series A Convertible Preferred Stock are entitled to receive dividends at an annual rate of 6% (adjusted ratably if a holder converts Series A Convertible Preferred Stock into Common Stock prior to a Dividend Payment Date, as defined hereafter), payable on April 1, 1997 and November 1, 1997 (each a "Dividend Payment Date"), and otherwise when, and as and if declared by the Board of Directors at the same rate as to which any dividend is declared and paid on shares of Common Stock. No dividends shall be declared or paid on any shares of Common Stock unless an equal or greater dividend is paid on the Series A Convertible Preferred Stock in the same year. Each share of Series A Convertible Preferred Stock is convertible at the option of the holder, in whole or in part, at any time on or after the 60th day following the Closing, into shares of Common Stock of the Company equal to $100 divided by the lower of: (i) $2 5/8; and (ii) 65% of the average bid price of the Company's Common Stock, as reported on the OTC bulletin board, for the five business days prior to the business day on which notice of conversion is transmitted by the holder of such share of Series A Convertible Preferred Stock, subject to adjustment in certain events. Each share of Series A Convertible Preferred Stock shall be converted automatically into shares of Common Stock on the earliest of (i) immediately preceding a merger or consolidation of the Company if as a result of such transaction the holders of Common Stock would receive publicly traded securities with a market value greater than the initial liquidation preference of the Series A Convertible Preferred Stock or (ii) November 1, 1997. The Company recorded accretion of $542,500 for the 35% discount given to the Series A convertible preferred stockholders in the fourth quarter of 1996.

    In the event of any liquidation, dissolution or winding up of the Company, the assets of the Company are to be distributed first to each holder of the Series A Convertible Preferred Stock in an aggregate amount equal to the number of shares of the Series A Convertible Preferred Stock held by such holder multiplied by $100, plus any declared or unpaid dividends thereon; next to the holders of the Common Stock in an aggregate amount equal to the number of shares of Common Stock held by each holder multiplied by the per share Stated Value (as such term is defined in the Certificate of Designation); and thereafter the holders of the Common Stock and the Series A Convertible Preferred Stock are entitled to share pro rata in all remaining assets of the Company available for distribution, with the number of shares held by each holder of Series A Convertible Preferred Stock deemed to be the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock are then convertible. As long as any Preferred Stock is outstanding, certain consolidations or mergers, sales or dispositions of all or substantially all of the assets of the Company or a transaction resulting in the sale of the shares representing a majority of the voting power of the Company are deemed to be a liquidation, dissolution or winding up of the Company for these purposes.

    Holders of the Series A Convertible Preferred Stock have no voting rights, provided that the consent of the holders of record of a majority of the outstanding shares of Series A Convertible Preferred Stock is required in order to authorize or issue any shares of any new class of shares having preferences greater than the Series A Convertible Preferred Stock as to change the designation of the

                          SOCKET COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED) rights, preferences or privileges of the Series A Convertible Preferred Stock so as to materially adversely affect the Series A Convertible Preferred Stock, to increase the number of shares of Series A Convertible Preferred Stock, and in order to reissue any shares that are acquired by the Company.

    In connection with the Transaction, the placement agent received a warrant to purchase 43,539 shares of common stock at an exercise price of $3.56 per share. The warrant is immediately exercisable and has a 5 year term. No shares were converted as of December 31, 1996.

NOTE 5 -- BANK FINANCING ARRANGEMENTS
    The Company entered into a credit agreement (the Agreement) with a bank, which commenced in July 1995 and expires in June 1997. The Agreement is secured by all of the Company's current and future assets. The credit facility under the Agreement allows the Company to borrow up to $500,000 based on the level of qualified receivables at an interest rate of the lenders index rate, which is based on prime, plus 1.5% (9.75% at December 31, 1996). The Agreement contains covenants that require the Company to maintain certain financial ratios. The Company was not in compliance with the covenants at December 31, 1996 which include tangible net worth, total liability to tangible net worth and current ratios, and has obtained a waiver from the bank. As of December 31, 1996, outstanding borrowings under the Agreement were $322,743.

    In addition to the line of credit, the Company has an available letter of credit for $500,000 under an agreement with a bank. This agreement is secured by various international accounts receivables and a California Export Finance Program Guarantee. At December 31, 1996, no amounts were outstanding under the letter of credit.

NOTE 6 -- CAPITAL LEASE OBLIGATIONS AND EQUIPMENT FINANCINGS
    The Company leases certain of its equipment under capital leases. At December 31, 1996 and 1995, property and equipment with a cost of $478,165 and $387,656, respectively, were subject to such financing arrangements. Related accumulated amortization at December 31, 1996 and 1995, amounted to $271,569 and $120,935, respectively. Future minimum payments under capital lease and equipment financing arrangements as of December 31, 1996 are as follows:

1997....................................................................  $ 139,534
1998....................................................................     94,695
1999....................................................................     27,206
                                                                          ---------
  Total minimum payments................................................    261,435
Less amount representing interest.......................................    (49,464)
                                                                          ---------
Present value of net minimum payments...................................    211,971
Less current portion....................................................   (109,236)
                                                                          ---------
  Long-term portion.....................................................  $ 102,735
                                                                          ---------
                                                                          ---------

                          SOCKET COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- COMMITMENTS
    The Company leases its operating facilities under a five-year noncancelable operating lease which expires in October 2001. Future minimum lease payments under operating leases net of sublease receipts are as follows:

1997.....................................................................  $ 210,467
1998.....................................................................    195,905
1999.....................................................................    195,905
2000.....................................................................    195,905
2001.....................................................................    163,254
                                                                           ---------
                                                                           $ 961,436
                                                                           ---------
                                                                           ---------

    Rental expense under all operating leases was $330,097, $413,616 and $222,816 for the years ended December 31, 1996, 1995 and 1994, respectively.

    The Company subleases a former facility under a noncancelable operating lease which expires in November 1997. Future minimum lease receipts under this sublease are $33,534.

NOTE 8 -- STOCK OPTION PLANS
    The Company's 1993 Stock Option/Stock Issuance Plan (the 1993 Plan) provides for the grant of incentive stock options and nonstatutory stock options or the immediate issuance of the Company s common stock to employees, directors, and consultants of the Company at prices not less than 85% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. The vesting and exercise provisions are determined by the Board of Directors, with a maximum term of ten years. Options granted and shares issued under the 1993 Plan generally vest over a four-year period, with 25% vesting after one year and 2.08% each month afterwards. Unvested shares which have been purchased are subject to repurchase by the Company.

    Information with respect to the 1993 Plan is summarized as follows:

                                                                               OUTSTANDING OPTIONS
                                                                           ----------------------------
                                                               AVAILABLE   NUMBER OF  WEIGHTED AVERAGE
                                                               FOR GRANT    SHARES     PRICE PER SHARE
                                                               ----------  ---------  -----------------
Balance at December 31, 1993.................................      53,597     58,628      $    0.49
  Increase in shares authorized..............................     121,577     --             --
  Granted....................................................    (177,568)   177,568           0.62
  Canceled...................................................      16,249    (16,249)          0.38
  Exercised..................................................      --         (6,322)          0.64
                                                               ----------  ---------         ------
Balance at December 31, 1994.................................      13,855    213,625           0.60
  Increase in shares authorized..............................      23,380     --             --
  Granted....................................................     (16,617)    16,617           0.59
  Canceled...................................................      62,887    (62,887)          0.60
  Exercised..................................................      --        (23,596)          0.51
                                                               ----------  ---------         ------
Balance at December 31, 1995.................................      83,505    143,759           0.61
  Canceled...................................................      13,386    (13,386)          0.62
  Exercised..................................................      --        (38,106)          0.56
                                                               ----------  ---------         ------
Balance at December 31, 1996.................................      96,891     92,267      $    0.63
                                                               ----------  ---------         ------
                                                               ----------  ---------         ------

                          SOCKET COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- STOCK OPTION PLANS (CONTINUED)
    As of December 31, 1996, 67,286 options were exercisable. The Company has not granted options from the 1993 Plan since February 1995 and does not intend to make any future grants from the 1993 Plan. The weighted average contractual life for options outstanding under the 1993 Plan at December 31, 1996 is approximately 7.1 years.

    The Company's 1995 Stock Plan (the 1995 Plan) provides for the grant of incentive stock options and nonstatutory stock options to employees, directors, and consultants of the Company. The exercise price per share of all incentive stock options granted must be at least equal to the fair market value per share of Common Stock on the date of grant. The exercise price per share of all nonstatutory stock options shall be not less than 85% of the fair market value of the common stock on the date of grant. The vesting and exercise provisions are determined by the Board of Directors, with a maximum term of ten years.

    Information with respect to the 1995 Plan is summarized as follows:

                                                                                OUTSTANDING OPTIONS
                                                                           -----------------------------
                                                               AVAILABLE   NUMBER OF   WEIGHTED AVERAGE
                                                               FOR GRANT     SHARES     PRICE PER SHARE
                                                               ----------  ----------  -----------------
  Shares authorized..........................................     285,000      --          $  --
  Granted....................................................    (175,749)    175,749           5.00
  Canceled...................................................      48,047     (48,047)          5.00
                                                               ----------  ----------         ------
Balance at December 31, 1995.................................     157,298     127,702           5.00
  Increase in shares authorized..............................     150,000      --             --
  Granted....................................................    (360,650)    360,650           2.98
  Canceled...................................................      91,254     (91,254)          4.60
  Repriced options canceled..................................     260,192    (260,192)          4.12
  Repriced options granted...................................    (260,192)    260,192           1.55
                                                               ----------  ----------         ------
Balance at December 31, 1996.................................      37,902     397,098      $    1.57
                                                               ----------  ----------         ------
                                                               ----------  ----------         ------

    In December 1996, the Company granted employees, including executives, the option to exchange 260,192 options with an aggregate exercise price of $1,073,260 for new options with an exercise price of $1.55 per share. All vested options that are repriced will vest monthly over an additional one year period and the unvested repriced options will vest under the original terms of the option grant. As of December 31, 1996, no options were exercisable. The weighted average contractual life for options outstanding under the 1995 Stock Plan at December 31, 1996 is approximately 10 years.

    The Company has elected to follow Accounting Principle Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. For options granted prior to the initial public offering, the fair value for these options was estimated at the date of grant using the Minimum Value option pricing method with the following assumption for 1995: a risk-free interest rate of 5.67%; a dividend yield of

                          SOCKET COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 -- STOCK OPTION PLANS (CONTINUED)
0%; and an expected life of options of 5.5 years. For options granted subsequent to the initial public offering, the fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of 5.43%; a dividend yield of 0%; a volatility factor of the expected market price of the Company's common stock of .60; and an expected life of the option of 5.5 years.

    The Minimum Value option valuation method may be used by nonpublic companies to value an award. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement 123, the Company's net loss per share would have increased to the pro forma amounts indicated below:

                                                                               1996            1995
                                                                          --------------  --------------
Pro forma net loss applicable to common stockholders....................  $   (3,921,363)
Pro forma net loss......................................................                  $   (3,381,295)
Pro forma loss per share................................................  $        (1.30) $        (1.66)

    Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

NOTE 9 -- WARRANTS
    The Company issued warrants to purchase common stock in connection with its initial public offering and periodically granted warrants in connection with certain note agreements and certain lease agreements. The Company has the following warrants outstanding to purchase common stock at December 31, 1996:

                                                     NUMBER    PRICE PER
CAPITAL STOCK                                       OF SHARES    SHARE      EXPIRATION DATE
--------------------------------------------------  ---------  ---------  -------------------
Common............................................      4,985  $    5.26       June 1998
Common............................................    550,275  $    7.20       June 2000
Common............................................    150,000  $    7.20       June 2000
Common............................................     43,539  $    3.56     November 2001
Common............................................      8,791  $  5.6875     December 2001

    The common warrants expiring in June 2000 are subject to certain dilution adjustments resulting from the subsequent issuance of common stock at prices below the initial public offering price for the Company's common stock.

                          SOCKET COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 -- SHARES RESERVED
    Common stock reserved for future issuance was as follows at December 31, 1996:

Stock option plans outstanding (see Note 8)..............................    489,365
Reserved for future stock option grants (see Note 8).....................    134,793
Common stock warrants (see Note 9).......................................    564,051
Underwriter's warrants (see Notes 4 and 9)...............................    193,539
Series A Preferred Stock (see Note 4)....................................  3,000,000
                                                                           ---------
  Total common stock reserved for future issuance........................  4,381,748
                                                                           ---------
                                                                           ---------

NOTE 11 -- INCOME TAXES
    Due to the Company's loss position, there was no provision for income taxes for the years ended December 31, 1996, 1995, and 1994.

    As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $9,100,000 and $4,500,000, respectively. The Company also had federal and state tax credit carryforwards of approximately $139,000 and $113,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 1997 through 2011, if not utilized.

    The utilization of the federal net operating loss, and the deduction of equivalent federal tax credit carryforwards of approximately $5,200,000 included in the above amounts will be subject to a cumulative annual limitation of approximately $600,000 per year pursuant to the stock ownership change provision of the Tax Reform Act of 1986. Future changes in ownership, including stock offerings, may result in additional limitations.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Significant components of deferred tax assets are as follows:

                                                                                   DECEMBER 31,
                                                                          ------------------------------
                                                                               1996            1995
                                                                          --------------  --------------
Net operating loss carryforwards........................................  $    3,370,000  $    2,183,000
Credits.................................................................         213,000         181,000
Capitalized research and development costs..............................         854,000         774,000
Reserves................................................................         158,000          79,000
Other...................................................................         282,000         291,000
                                                                          --------------  --------------
  Total deferred tax assets.............................................       4,877,000       3,508,000
Valuation allowance for deferred tax assets.............................      (4,877,000)     (3,508,000)
                                                                          --------------  --------------
  Net deferred tax assets...............................................  $     --        $     --
                                                                          --------------  --------------
                                                                          --------------  --------------

NOTE 12 -- INDUSTRY AND GEOGRAPHIC INFORMATION
    The Company conducts its business within one industry segment. Export revenues, predominately representing sales to European countries, accounted for approximately 40% of total revenue for the years ended December 31, 1996 and 1995, and 52% for the year ended December 31, 1994. The Company had no significant operations outside the United States through December 31, 1996.

                          SOCKET COMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 -- MAJOR CUSTOMERS
    Customers who accounted for at least 10% of total revenues were as follows:

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Ingram Micro.....................................................................  17%        11%            *
Tech Data........................................................................  12%        12%        16%
Mitsubishi (UK)..................................................................      *      20%        16%

------------------------
*   Revenues were less than 10%

NOTE 14 -- RELATED PARTIES
    The Company had outstanding accounts payable to the Impact Zone of $18,654, $39,763 and $56,984 at December 31, 1996, 1995, and 1994 respectively, and incurred expenses during the years ended December 31, 1996, 1995, and 1994 of $211,329, $130,340 and $361,169 respectively. The former Vice President of Engineering, currently technical consultant to the Company is a principal stockholder of The Impact Zone. The Impact Zone provides consulting services, rents office space, and rents equipment on a month-to-month basis to the Company.

    The Company incurred expenses during the years ended December 31, 1995, and 1994 of $11,314 and $69,917, respectively, to a director and stockholder of the Company for consulting services. No amounts were incurred or outstanding for the year ended December 31, 1996.

NOTE 15 -- RETIREMENT PLAN
    During fiscal year 1996, the Company adopted a tax-deferred savings plan, the Socket Communications, Inc. 401(k) Plan, for the benefit of qualified employees. The plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the plan on a quarterly basis. No contributions are made by the Company.

NOTE 16 -- EVENT (UNAUDITED) SUBSEQUENT TO THE DATE OF INDEPENDENT AUDITOR'S REPORT
    On January 29, 1997, the Company received a $500,000 loan from Cetronic AB ("Cetronic") pursuant to a subordinated secured convertible promissory note (the "Cetronic Note") issued by the Company to Cetronic. The interest rate on the Cetronic Note is 8% and the term is 6 months. The principal and accrued interest thereon may be converted into the Company's Common Stock at $1.00 per share at any time during the term at the option of Cetronic. The Company may also prepay the Cetronic Note in whole or in part at any time upon prior written notice to Cetronic. The Cetronic Note is secured by certain marketing and manufacturing rights for the FLEX (a high speed paging protocol) and ERMES/POCSAG (a worldwide standard for transmitting alphanumeric messages to page receivers) products being developed jointly by Socket and Cetronic.

    On February 14, 1997, the Company received an aggregate of $500,000 in loans from several Cetronic shareholders (the "Cetronic Shareholders") pursuant to subordinated convertible promissory notes issued by the Company to the Cetronic Shareholders. The terms of each note are identical to the terms of the Cetronic Note except that these notes are unsecured.

                                    GLOSSARY

10Base2                      A network connection scheme that utilizes coaxial cable, also called Thinnet
10BaseT                      A network connection scheme that utilizes unshielded twisted pair cable, also called UTP
BBS                          An electronic Bulletin Board System, accessed via a modem, that enables users to read, deposit and retrieve messages and
                              computer files
E-mail                       A store-and-forward system whereby computer users can exchange specially formatted messages and computer data
Ethernet                     A hardware and software protocol for connecting computers
                              together to create a local area network
Euromessage                  A consortium of European paging carriers that includes France
                              Telecom (France), Dete Mobile (Germany), Hutchison and
                              Sprintel (U.K.), SIP (Italy) and Euromessage (Holland)
Fax/modem                    A device that uses telephone lines to enable computers to send and receive faxes and exchange data with other computers
FLEX                         A high speed paging protocol recently introduced by Motorola
Hot Swap                     In the context of PC cards, the ability to interchange cards while application programs are running and have applications recognize the new cards automatically
ISV                          Independent Software Vendor, an organization that sells
                              proprietary software
LapLink                      A program that connects two PCs via a standard serial or
                              parallel port and that enables users to copy more data than will fit on a floppy disk
Message Reconciliation       The ability to identify messages that were sent to a wireless device but were not received, and to cause missed messages either to be rebroadcast to the wireless device, read back by an operator over a phone, or transferred to a PC via modem
NDIS                         A popular Ethernet software protocol for sending data packets between networked computers
ODI                          A popular Ethernet software protocol for sending data packets between networked computers
OEM                          Original Equipment Manufacturer, an organization that purchases a product from a third party manufacturer and incorporates that product within a broader package, often under the OEM's private label
Paging infrastructure        The base of satellites, transmission towers, wireline
                              connections, repeaters, concentrators, computers, and routers that make up the wireless data network used to provide paging carrier service.
PCMCIA                       Personal Computer Memory Card International Association, a
                              trade association and a hardware and software specification for credit card sized devices used in mobile computers
Plug and play                In the context of PC cards, the ability of a computer's
                              operating system to recognize a card automatically

POCSAG                       Post Office Code Standardisation Advisory Group, a worldwide standard used for transmitting wireless alphanumeric messages to page receivers
PROCOMM                      A popular software program that enables computers to
                              communicate via modems
REFLEX                       A two-way paging protocol being developed by Motorola
SDK                          Software Developers Kit, a set of software tools that enable application developers to customize a product
UART                         Universal Asynchronous Receiver Transmitter, a device that enables a computer to send and receive serial data
VAR                          Value Added Reseller, a reseller who offers customers extra hardware, software or service that enhances a product

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                               TABLE OF CONTENTS
                             ----------------------

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     7
Use of Proceeds...........................................................    17
Dividend Policy...........................................................    17
Price Range of Common Stock...............................................    18
Capitalization............................................................    19
Selected Financial Data...................................................    20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................    21
Business..................................................................    26
Management................................................................    37
Certain Transactions......................................................    45
Principal Stockholders....................................................    46
Description of Capital Stock..............................................    50
Shares Eligible for Future Sale...........................................    53
Underwriting..............................................................    55
Legal Matters.............................................................    56
Experts...................................................................    56
Index to Financial Statements.............................................   F-1
Glossary..................................................................   G-1

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               FEBRUARY   , 1997

                                ----------------

                                   PROSPECTUS

                                ----------------

                            H.J. MEYERS & CO., INC.

---------------------------------------------
                                   ---------------------------------------------
---------------------------------------------
                                   ---------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article X of the Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors and certain stockholders. The Underwriting Agreement (Exhibit 1.1 hereto) also provides for cross-indemnification among the Company and the Underwriter with respect to certain matters, including matters arising under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                                    AMOUNT TO
                                                                                     BE PAID
                                                                                   -----------
SEC registration fee.............................................................  $       664
NASD filing fee..................................................................          719
Nasdaq SmallCap Market listing fee...............................................        7,500
Printing and engraving expenses..................................................       75,000
Legal fees and expenses..........................................................       80,000
Accounting fees and expenses.....................................................       60,000
Blue Sky fees and expenses.......................................................       35,000
Transfer agent and custodian fees................................................        3,500
Representative's non-accountable expense allowance...............................      150,000
Miscellaneous....................................................................       47,617
                                                                                   -----------
  Total..........................................................................  $   460,000
                                                                                   -----------
                                                                                   -----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 1, 1994, the Registrant has issued and sold the following unregistered securities:

    (1) In January 1994, the Registrant issued to the following lenders convertible promissory notes bearing interest at 8% per year (the "Second Series C Notes") in the aggregate principal amount of $787,000: Bass Associates, Bayview Investors, Ltd., Jack Carsten, El Dorado C&L Fund, El Dorado Ventures III, El Dorado Technology IV, A.J. Houston, Bruno Kovarich, George Schneer, J.F. Shea Co., and Bernard Vonderschmitt. In connection with the issuance of the Second Series C Notes, the Registrant issued to these lenders warrants (the "Second Series C Warrants") to purchase an aggregate of 30,559 shares of Series C Preferred at an exercise price of $6.68 per share. Catherine Goodrich assisted the Registrant with the issuance of the Second Series C Notes and, in consideration for such services was granted on option to purchase 623 shares of Common Stock.

    (2) In March 1994, the Registrant issued to an equipment lessor a warrant to purchase 3,923 shares of Series C Preferred.

    (3) In March 1994, the Registrant issued to Dale Gifford, the Registrant's former Vice President of Engineering and a technical consultant to the Company, 13,093 shares of Common Stock, valued at $8,400, in consideration for past consulting services.

    (4) In April 1994, the First Series C Notes and Second Series C Notes, plus all accrued interest, converted into an aggregate of 165,236 shares of Series C Preferred.

    (5) In March and April 1994, the Registrant issued to the following lenders (the "Series D Investors") convertible promissory notes bearing interest at 8% per year (the "Series D Notes") in the aggregate principal amount of $500,000:
Bass Associates, Scott Brassfield, Larry Cary, El Dorado Technology IV, El Dorado Ventures III, El Dorado C&L Fund, Isfahan Holdings, Louis Co., Kenneth Morrissey, SPAR & CO, and Phillip White. In connection with the issuance of the Series D Notes, the Registrant issued to these lenders warrants (the "Series D Warrants") to purchase an aggregate of 15,639 shares of Series D Preferred Stock ("Series D Preferred") at an exercise price of $8.02 per share.

    (6) In May 1994, the Registrant issued and sold 118,460 shares of Series D Preferred to the El Dorado C&L Fund, El Dorado Ventures III, El Dorado Technology IV L.P. and SPAR & Co. for aggregate cash consideration of $950,000. In conjunction with the issuance and sale of the Series D Preferred, the Series D Notes, plus all accrued interest, converted into an aggregate of 62,561 shares of Series D Preferred. In connection with the issuance of the Series D Preferred, H.J. Meyers & Co., Inc. was paid a commission of $23,400, and was issued 1,561 shares of Series D Preferred and 390 Series D Warrants. In addition, H.J. Meyers & Co., Inc. received the right to have a designee attend the meetings of the Registrant's Board of Directors as an observer.

    (7) In August and October 1994, the Registrant issued to Jack Carsten, a director of the Registrant, 8,978 shares of Common Stock in exchange for consulting services.

    (8) From August through December 1994 and in January 1995, the Registrant issued to the following lenders convertible promissory notes in the aggregate principal amount of $1,824,000 (the "First Bridge Notes"): Bass Associates, Gerald Houston, Deborah Salzman, Howard Green, James Light, Alan Rubin, Summit International, Isfahan Holdings, Scott Brassfield, Jack Carsten, El Dorado Technology IV, El Dorado C&L Fund, El Dorado Ventures III, David House, Richard Petritz, J.F. Shea Co., Catherine Goodrich, George Schneer, Bernard Vonderschmitt, Bruno Kovarich, DiComm Ventures, A.J. Houston, Bayview Investors, Ltd., and James Diller. In connection with the issuance of the First Bridge
Notes: (i) 6,858 of the First Series C Warrants and all of the Second Series C Warrants were converted into warrants to purchase 37,417 shares of Common Stock at $0.59 per share; (ii) 12,516 of the Series D Warrants were converted into warrants to purchase 12,516 shares of Common Stock at $0.59 per share; and (iii) 168,533 shares of Series D Preferred were converted into the right to receive 229,818 shares of Series D-1 Preferred Stock.

    (9) In February 1995, the First Bridge Notes were amended to extend the due date to May 15, 1995.

    (10) In March 1995, the First Bridge Notes were amended to extend the due date to August 15, 1995.

    (11) In March and April 1995, the Registrant issued to the following lenders convertible promissory notes in the aggregate principal amount of $1,410,000:
Dain Hancock, David House, Jolinde Profit Sharing Account, Donna Miller, Deborah Salzman, Lawrence Weisman, Edwin Brotemarkle, Bass Associates, Jack Carsten, CAT Finance AG, Arnold Curnyn, El Dorado Ventures III, El Dorado Technology IV, El Dorado C&L Fund, Richard & Sandra Mutchler, James Ratliff, George Schneer, J.F. Shea Co., Jeff & Sue Schoenbaum, and Bernard Vonderschmitt. In connection with such issuance, H.J. Meyers & Co., Inc. was paid aggregate commissions of $58,500, plus a non-accountable expense allowance of $8,775.

    (12) In November 1996, the Company sold 15,500 shares of its Series A Convertible Preferred shares for aggregate cash consideration of $1,550,000 pursuant to the registration exemption provided by Regulation D of the Act to:
Arnold Wong, Berckeley Investment Group, Coutts & Co. AG, Harry Salzman, Jerry Houston, Julius Baer Securities, Peter G. Colmer, Roderick Deleersnijder, Ronald & Nancy Thomas Family Trust, Swedbank (Luxembourg) S.A., VanMoer Santerre & Cie and Weinberg Family Trust.

    The issuances of the securities described in paragraphs (1) through (12) above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) under the Securities Act, Regulation D under the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

    In addition, between March 31, 1992 and March 31, 1995, the Registrant issued an aggregate of 7,160 shares of its Common Stock to Jack Carsten, Dave Johnson and Daniel Wilcken pursuant to the exercise of options granted by the Registrant. Options to purchase 6,225 of these shares had an issue price of $0.64 per share and options to purchase the remaining 935 shares had exercise prices of $0.59 per share. The Registrant relied upon the exemption from the registration requirements of the Securities Act provided under Section 4(2) and/or Rule 701 of the Securities Act.

ITEM 27. EXHIBITS

 EXHIBITS
-----------
      1.1(2) Form of Underwriting Agreement.

      3.1(1) Amended and Restated Certificate of Incorporation of Registrant.

      3.2(1) Bylaws of Registrant.

      4.1(2) Form of Underwriter's Warrant.

      4.2(1) Specimen Common Stock Certificate.

      5.1    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

     10.1(1) Form of Indemnification Agreement entered into between Registrant and its directors and officers.

     10.2(1) 1993 Stock Option/Stock Issuance Plan and forms of agreement thereunder.

     10.3(1) 1995 Stock Plan and forms of agreement thereunder.

     10.4(1) Amended and Restated Investors' Rights Agreement among the Registrant and certain stockholders of the
              Registrant dated May 6, 1994.

     10.5    Standard Lease Agreement by and between Central Court, LLC and the Registrant dated September 15, 1996.

     10.6(1) PageCard Development, Manufacturing and Distribution Agreement by and between Mitsubishi Corporation and the Registrant dated December 1, 1994.

     10.7(1) Co-Marketing and Services Agreement by and between The National Dispatch Center, Inc. and the Registrant
              dated February 6, 1995.

     10.8(1) Employment Agreement between Micheal Gifford and the Registrant dated July 27, 1996.

     10.9(1) Employment Agreement between Martin Levetin and the Company dated February 2, 1996.

     11.1    Statement of computation of earnings per share.

 EXHIBITS
-----------
     23.1    Consent of Independent Auditors (see page II-6).

     23.2    Consent of Counsel (included in Exhibit 5.1).

     24.1    Power of Attorney (see page II-5).

------------------------
(1) Incorporated by reference to the Registration Statement on Form SB-2 (No. 33-91210-LA) filed by the Registrant with the Securities and Exchange Commission and declared effective on June 6, 1995.

(2) To be filed by amendment.

ITEM 28. UNDERTAKINGS

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 24 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fremont, State of California, on the 20th day of February, 1997.

                                          SOCKET COMMUNICATIONS, INC.

                                          By:       /s/  MARTIN S. LEVETIN

                                             -----------------------------------
                                                      Martin S. Levetin
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                        AND DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Martin S. Levetin and David Dunlap, and each one of them, individually and without the other, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                    SIGNATURE                                      TITLE                           DATE
--------------------------------------------------  ------------------------------------  ----------------------

              /s/ MARTIN S. LEVETIN                 President, Chief Executive Officer
     ----------------------------------------        and Director (Principal Executive      February 20, 1997
                Martin S. Levetin                    Officer)

                                                    Chief Financial Officer and Vice
                 /s/ DAVID DUNLAP                    President of Finance and
     ----------------------------------------        Administration (Principal Financial    February 20, 1997
                   David Dunlap                      and Accounting Officer)

               /S/ MICHEAL GIFFORD
     ----------------------------------------       Executive Vice President and            February 20, 1997
                 Micheal Gifford                     Director

                 /s/ CHARLIE BASS
     ----------------------------------------       Chairman of the Board of Directors      February 20, 1997
                   Charlie Bass

                 /s/ JACK CARSTEN
     ----------------------------------------       Director                                February 20, 1997
                   Jack Carsten

                 /s/ GARY KALBACH
     ----------------------------------------       Director                                February 20, 1997
                   Gary Kalbach

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference of our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated January 31, 1997 in the Registration Statement (Form SB-2) and related Prospectus of Socket Communications, Inc. for the registration of 2,875,000 shares of Common Stock, one Underwriter's Warrant, and 250,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrant.

                                          ERNST & YOUNG LLP

San Jose, California
February 21, 1997

                                 EXHIBIT INDEX

 EXHIBITS                                               DESCRIPTION                                                PAGE
-----------  -------------------------------------------------------------------------------------------------     -----
      1.1(2) Form of Underwriting Agreement...................................................................

      3.1(1) Amended and Restated Certificate of Incorporation of Registrant..................................

      3.2(1) Bylaws of Registrant.............................................................................

      4.1(2) Form of Underwriter's Warrant....................................................................

      4.2(1) Specimen Common Stock Certificate................................................................

      5.1    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.................................................

     10.1(1) Form of Indemnification Agreement entered into between Registrant and its directors and officers........................................................................................

     10.2(1) 1993 Stock Option/Stock Issuance Plan and forms of agreement thereunder..........................

     10.3(1) 1995 Stock Plan and forms of agreement thereunder................................................

     10.4(1) Amended and Restated Investors' Rights Agreement among the Registrant and certain stockholders of the Registrant dated May 6, 1994................................................................

     10.5    Standard Lease Agreement by and between Central Court, LLC and the Registrant dated September 15,
              1996............................................................................................

     10.6(1) PageCard Development, Manufacturing and Distribution Agreement by and between Mitsubishi
              Corporation and the Registrant dated December 1, 1994...........................................

     10.7(1) Co-Marketing and Services Agreement by and between The National Dispatch Center, Inc. and the
              Registrant dated February 6, 1995...............................................................

     10.8(1) Employment Agreement between Micheal Gifford and the Registrant dated July 27, 1996..............

     10.9    Employment Agreement between Martin Levetin and the Company dated February 2, 1996...............

     11.1    Statement of computation of earnings per share...................................................

     23.1    Consent of Independent Auditors (see page II-6)..................................................

     23.2    Consent of Counsel (included in Exhibit 5.1).....................................................

     24.1    Power of Attorney (see page II-5)................................................................

------------------------
(1) Incorporated by reference to the Registration Statement on Form SB-2 (No. 33-91210-LA) filed by the Registrant with the Securities and Exchange Commission and declared effective on June 6, 1995.

(2) To be filed by amendment.